UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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STAMPS.COM INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1990 E. Grand Avenue
El Segundo, CA 90245
(310) 482-5800

Dear Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Stamps.com Inc. (the “Annual Meeting”) to be held at 10:00 a.m. Pacific Daylight Savings Time on Monday, June 13, 2016, at Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245.

Your vote at the Annual Meeting is important to us. At the Annual Meeting, you will be asked (i) to elect one director, (ii) to approve, on an advisory basis, our executive compensation, (iii) to approve the 2016 Amendment to the Stamps.com Inc. 2010 Equity Incentive Plan, and (iv) to ratify the selection of our independent auditors for 2016. The accompanying Notice of 2016 Annual Meeting of Stockholders and proxy statement describes the matters to be presented at the Annual Meeting.

Our board of directors unanimously recommends that stockholders vote in favor of (i) the election of the nominated director, (ii) the resolution approving, on an advisory basis, our executive compensation, (iii) the approval of the 2016 Amendment to the Stamps.com Inc. 2010 Equity Incentive Plan, and (iv) the ratification of our independent auditors for 2016.

Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. Please note that if your stock is held by a bank, broker or other nominee, you must follow the instructions you receive to have your stock voted. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

Sincerely,

/s/ Ken McBride

Ken McBride Chief Executive Officer

Los Angeles, California
May 6, 2016

1990 E. Grand Avenue
El Segundo, CA 90245
(310) 482-5800

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 13, 2016

TO THE STOCKHOLDERS OF STAMPS.COM INC.:

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of Stamps.com Inc., a Delaware corporation, will be held on June 13, 2016, beginning at 10:00 a.m. Pacific Daylight Savings Time at Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245, for the following purposes:

1.	To elect one director to serve for a three-year term ending at the 2019 annual meeting of stockholders or until his successor is duly elected and qualified;
2.	To approve, on an advisory basis, our executive compensation;
3.	To approve the 2016 Amendment to the Stamps.com Inc. 2010 Equity Incentive Plan; and
4.	To ratify the appointment of Ernst & Young LLP as our independent auditors for 2016.

The foregoing matters are described in more detail in the enclosed proxy statement. Our board of directors has fixed the close of business on April 18, 2016 as the record date for the determination of our stockholders entitled to notice of, and to vote at, the Annual Meeting and any and all postponements or adjournments thereof. Only those stockholders of record as of the close of business on that date are entitled to notice of and to vote at the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any of our stockholders, for any purpose germane to the meeting, at the Annual Meeting and during ordinary business hours at our executive offices for a period of ten days prior to the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy card as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ SETH WEISBERG

Seth Weisberg Chief Legal Officer and Secretary

Los Angeles, California
May 6, 2016

Important Notice Regarding Availability of Proxy Materials
for the 2016 Annual Meeting of Stockholders to be Held on June 13, 2016

Our proxy statement and annual report on Form 10-K are available on the Internet at http://investor.stamps.com/sec.cfm.

1990 E. Grand Avenue
El Segundo, CA 90245

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 13, 2016

GENERAL INFORMATION

General

The enclosed proxy is solicited on behalf of the board of directors (our “Board”) of Stamps.com Inc., for use at our Annual Meeting of Stockholders to be held on June 13, 2016 and at any and all adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting will begin at 10:00 a.m. Pacific Daylight Savings Time at Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about May 6, 2016.

Voting and Proxies

Only holders of record of our common stock at the close of business on April 18, 2016 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 17,456,552 shares of our common stock were issued and outstanding. Holders are entitled to one vote at the Annual Meeting for each share of common stock held that was issued and outstanding as of the Record Date. A majority of the outstanding shares of our common stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

If you properly sign and return the enclosed form of proxy, your shares represented will be voted at the Annual Meeting in accordance with your specified instructions. If you do not specify how your shares are to be voted, your shares will be voted (i) FOR the election of the director proposed by our Board, (ii) FOR the resolution approving, on an advisory basis, our executive compensation, (iii) FOR the approval of the 2016 Amendment to Stamps.com Inc. 2010 Equity Incentive Plan, and (iv) FOR the ratification of our independent auditors for 2016.

If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted. If your shares are held by a broker, then the broker will ask you how you want your shares to be voted. If you give the broker instructions, then your shares will be voted as you direct. If you do not give instructions, then for the ratification of the independent auditors, the broker may vote your shares in its discretion, but for the election of the director, the approval of our executive compensation, and the 2016 Amendment to the Stamps.com Inc. 2010 Equity Incentive Plan, the broker may not be entitled to vote your shares at all.

You may revoke or change your proxy at any time before the Annual Meeting by filing with our secretary at 1990 E. Grand Avenue, El Segundo, CA 90245, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for costs incurred in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, e-mail or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for soliciting. We intend to post this proxy statement and our 2015 Annual Report on Form 10-K on our website (http://investor.stamps.com/sec.cfm) for public review. Except as described above, we do not presently intend to solicit proxies other than by mail. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. For our 2015 Annual Meeting last year, we initially had no plans to hire solicitors to assist in obtaining proxies. However, we ultimately engaged a company to provide advisory and consulting services and to act as proxy solicitor in connection with such meeting, at a cost of approximately $25,000 plus expenses. If we do hire solicitors for the 2016 Annual Meeting, the arrangement may or may not be similar to what we did last year.

Annual Meeting Attendance

Attendance and voting at the Annual Meeting is limited to stockholders at the close of business on the Record Date and our invitees. No cameras, recording equipment or other electronic devices will be permitted in the Annual Meeting. In order to be admitted to the Annual Meeting, if you are (i) a stockholder of record, you must bring a valid, government issued photo identification and (ii) if you are a beneficial stockholder you must bring an account statement or letter from your broker or bank showing that you owned stock as of the Record Date and a valid, government issued photo identification. We will not be required to admit any attendees that do not show the documentation specified in the preceding sentence.

Deadline for Receipt of Stockholder Proposals

Under Securities and Exchange Commission (“SEC”) Rule 14a-8, proposals of stockholders that are intended to be presented by such stockholders at our 2017 annual meeting of stockholders and included in the proxy statement and form of proxy relating to that meeting must be received no later than January 3, 2017. Stockholders wishing to submit proposals for the 2017 annual meeting of stockholders outside of Rule 14a-8 may do so if the proposal was timely received by us under our bylaws, as calculated below. In addition, subject to SEC Rule 14a-4(c), the proxy solicited by our Board for the 2017 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting if notice of the proposal was not timely received by us under our bylaws, as calculated below. Our bylaws provide that to be timely, notice of a proposal must be delivered to or mailed and received at our principal executive offices not less than 120 days before the date of the annual meeting.

PROPOSAL ONE: ELECTION OF DIRECTOR

General

Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. Our Board currently consists of four members.

Our four member Board is currently divided into two Class I directors, one Class II director and one Class III director.

Class II, the class whose term of office expires at the Annual Meeting, currently consists of one director. The director elected to this class will serve for a term of three years, beginning on the date of the Annual Meeting and expiring at the 2019 annual meeting of stockholders or until his successor has been duly elected and qualified. The nominee listed below is currently a director.

The nominee for election has agreed to serve if elected, and management has no reason to believe that the nominee will be unavailable to serve. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who may be designated by our Board to fill the vacancy.

Directors are elected by a plurality of the votes cast on the election of directors, which means that the nominees with the highest number of votes cast in their favor are elected as directors up to the maximum number of directors to be elected. Accordingly, an abstention or broker non-vote will have no effect on the outcome of this election. You may not cumulate votes in the election of director.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominee named below.

Directors

The following table sets forth certain information regarding our current directors as of April 15, 2016:

Name	Age	Position
Mohan P. Ananda (1)(2)(3)	71	Director
G. Bradford Jones (1)(2)	61	Director
Kenneth McBride	48	Chairman of the Board and Chief Executive Officer
Lloyd I. Miller (1)(2)(3)	61	Director
(1)	Member of the Audit Committee
(2)	Member of the Nominating Committee
(3)	Member of the Compensation Committee

Each of our directors, including our current nominee, was nominated based on the assessment of our Nominating Committee and our Board that he has demonstrated: relevant business experience, excellent decision-making ability, good judgment, and personal integrity and reputation. Our Board consists of, and seeks to continue to include, persons whose diversity of skills, experience and background are complementary to those of our other directors.

Nominee For Term Ending at the 2019 Annual Meeting of Stockholders

Mohan P. Ananda has been one of our directors since 1998. Mr. Ananda is a founder, and currently serves as the chief executive officer and chairman of the board, of Ananda Enterprises, Inc., an investment and management consulting company, and has served there for more than five years. He is also currently serving as the chief executive officer and chairman of the board of Second OpinionExpert, Inc., a healthcare technology company. From 1997 to 1998, Mr. Ananda served as our chief executive officer. From 1986 to 1996, Mr. Ananda was a partner of Ananda & Krause, a law firm. Mr. Ananda also serves on the boards of directors of several privately held companies and previously served on the boards of directors of JAB Holdings Ltd and Envestnet. Mr. Ananda received his B.S. in Mechanical Engineering from Coimbature Institute of Technology in India, his

M.S. in Aeronautics from the California Institute of Technology, his Ph.D. in Astrodynamics and Control from University of California, Los Angeles, and his J.D. from the University of West Los Angeles. Mr. Ananda was instrumental in the founding of our company and has extensive experience with the technology and industry of our PC Postage business, and that experience has proven invaluable for our Board.

Continuing Director Whose Term Expires at the 2017 Annual Meeting of Stockholders

Kenneth McBride has served as our chief executive officer and a Board member since August 2001. Beginning in 1999, Mr. McBride has held various positions at Stamps.com: as President from 2001 until January 2012; as chief financial officer from August 2000 to January 2004; and as senior director and vice president of finance from 1999 to 2000. Mr. McBride has also been chairman of our Board since January 2012. From August 2012 through January 2014, Mr. McBride served on the board of directors of LegalZoom.com, Inc., the leading provider of Internet-based legal services for small businesses and consumers, where he also served as the chairman of the audit committee, and as a member of the compensation committee. Mr. McBride currently serves on the board of directors of CafePress Inc., a recognized pioneer in the customized retail products industry. Mr. McBride holds a bachelor’s degree, with honors, and a master’s degree, in Electrical Engineering from Stanford University. Mr. McBride also holds an MBA from the Graduate School of Business at Stanford University.

Continuing Directors Whose Terms Expire at the 2018 Annual Meeting of Stockholders

G. Bradford Jones has been one of our directors since 1998. Mr. Jones is currently a general partner at Brentwood Venture Capital, which he joined in 1981, and an advisory partner of Redpoint Ventures, a firm he co-founded in 1999. Mr. Jones currently serves on the boards of directors of several privately held companies. Mr. Jones received his B.A. in Chemistry from Harvard University, his M.A. in Physics from Harvard University and his J.D./M.B.A. from Stanford University. Mr. Jones’ extensive experience with and knowledge of the technology industry, business management, investment management, finance and accounting, and his experience serving on the boards of directors of other companies are invaluable to our Board’s discussions regarding business strategy, accounting issues, technology issues, financial issues, and share repurchase strategies.

Lloyd I. Miller has been one of our directors since 2002. Mr. Miller is an independent investor and has served on numerous corporate boards of publicly traded companies. Mr. Miller currently serves as a director of American Banknote Corporation, a global supplier of secure documents, services and systems. Mr. Miller was also an observer to the board of directors of Crossroads Inc. and served as a non-board nominating committee chairman of Lexington Coal Company. Mr. Miller also served as a director of DDI Corp. in the last five years. He was a member of the Chicago Stock Exchange, Chicago Board of Trade, and traded actively on the floor of the Chicago Board of Trade from 1978 to 1992. Mr. Miller received his B.A. from Brown University. Mr. Miller’s extensive experience with and knowledge of business management, investment management, accounting, finance, and capital markets, and his experience serving on the boards of directors of other companies are invaluable to our Board’s discussions regarding business strategy, accounting issues, financial issues, cash management, and share repurchase strategies.

Recommendation of our Board

Our Board recommends that the stockholders vote “FOR” the election of the nominee listed above.

BOARD COMMITTEES AND MEETINGS AND CORPORATE GOVERNANCE

Board Committees and Meetings

Our Board held five meetings during 2015 and acted by unanimous written consent on three occasions. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of our Board on which such director served during 2015. Our Board members are not required to attend our annual meetings of stockholders, and no director, other than our chief executive officer, attended our annual meeting in 2015. Our Board has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, a Compensation Committee and a Nominating Committee.

Audit Committee. The Audit Committee currently consists of three directors, Messrs. Ananda, Jones and Miller, and is primarily responsible for hiring our independent auditors, approving the services performed by our independent auditors and reviewing their reports regarding our accounting practices and systems of internal accounting controls. Mr. Jones serves as the chairman of our Audit Committee. The Audit Committee acts pursuant to a written charter adopted by our Board, which is available on our website at http://investor.stamps.com/documentdisplay.cfm?DocumentID=1898. All members of the Audit Committee are non-employee directors and are “independent” pursuant to the rules of The NASDAQ Stock Market and SEC rules. In addition, our Board has determined that each of Messrs. Jones and Miller is an “audit committee financial expert” as defined by applicable SEC rules. Our Audit Committee held five meetings during 2015.

Compensation Committee. The Compensation Committee currently consists of two directors, Messrs. Ananda and Miller. The Compensation Committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers. Our Compensation Committee also has the authority to administer our employee stock purchase plan and our stock incentive plan and to grant awards under our stock incentive plan. All members of the Compensation Committee are non-employee directors and are “independent” pursuant to the rules of The NASDAQ Stock Market. The Compensation Committee acts pursuant to a written charter adopted by our Board, which is available on our website at http://investor.stamps.com/documentdisplay.cfm?DocumentID=1896. The Compensation Committee will only delegate its authority to the extent consistent with our certificate of incorporation and bylaws and applicable laws, regulations and listing standards. No compensation consultant was engaged to provide advice or recommendations on our executive or director compensation for 2015. The Compensation Committee held two meetings and acted by unanimous written consent on thirteen occasions during 2015.

Nominating Committee. The current members of our Nominating Committee are Messrs. Ananda, Jones and Miller. All members of the Nominating Committee are non-employee directors and are “independent” directors under the rules of The NASDAQ Stock Market. The Nominating Committee acts pursuant to a written charter adopted by our Board, which is available on our website at http://investor.stamps.com/documentdisplay.cfm?DocumentID=1894. The Nominating Committee held one meeting during 2015.

The responsibilities of the Nominating Committee include (i) screening and recommending to our Board qualified candidates for election or appointment to our Board; (ii) recommending the number of members that shall serve on our Board; (iii) evaluating and reviewing the independence of existing and prospective directors; and (iv) reviewing and reporting on additional corporate governance matters as directed by our Board.

Our Nominating Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be re-nominated, our Nominating Committee recommends to our Board whether those individuals should be re-nominated. Our Nominating Committee also periodically reviews with our Board whether it believes our Board would benefit from adding one or more new members, and if so, the appropriate skills and characteristics desired in such new member(s). If our Board determines that a new member would be beneficial, our Nominating Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by stockholders), are reviewed under the same process. Our Nominating Committee screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Nominating Committee members, other members of our Board and senior members of management. Upon completion of these interviews and other due diligence, our Nominating Committee may recommend to our Board the election or nomination of a candidate.

We expect that candidates for independent director will typically be found through recommendations from current directors. Our stockholders may also recommend director candidates by sending the candidate’s name, age, resume, amount of our stock beneficially owned and other information required in solicitations of proxies for the election of directors, to the Nominating Committee under the provisions set forth below for communication with our Board. To be timely, a recommendation must be delivered to or mailed and received not less than one-hundred twenty (120) days prior to our annual meeting at which directors are to be elected. No such suggestions from our stockholders were received in time for the Annual Meeting.

The Nominating Committee has no predefined minimum criteria for selecting director nominees, although it believes that all directors should share qualities such as business experience, excellent decision-making ability, good judgment, personal integrity and excellent reputation. In any given search, the Nominating Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, the Nominating Committee reserves the right to modify its stated search criteria for exceptional candidates. Although the Nominating Committee does not have a formal policy with respect to diversity, the Nominating Committee endeavors to seek nominees representing diverse experience in policy-making positions in business and technology, and in areas that are relevant to our activities.

Compensation Committee Interlocks and Insider Participation.

The Compensation Committee currently consists of two directors, Messrs. Ananda and Miller. Neither of these individuals was one of our officers or employees during 2015 or had any relationship with us requiring disclosure under Item 404 of Regulation S-K. None of our current executive officers has ever served as a member of the board of directors or the compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board or Compensation Committee.

Contacting the Board

Any stockholder who desires to contact our Board may do so by writing to the following address: Board of Directors, c/o Legal Department, Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245. Communications received are distributed to an independent Board member, as well as other members of our Board, as appropriate, depending on the facts and circumstances outlined in the communication received.

Director Independence

We are required to identify directors who are independent under standards defined by SEC rules governing proxy statement disclosures. Our Board has determined that, except for Mr. McBride, each of our directors qualifies as an independent director under the rules of The NASDAQ Stock Market, the standard applied to us by such SEC rules. Mr. McBride is not independent because he serves as our chief executive officer.

Board Leadership Structure and Role in Risk Oversight

Our Board combined the role of chairman and chief executive officer effective January 13, 2012. Our Board believes that the chief executive officer is best situated to serve as chairman because he is the director most familiar with our business and industry and is therefore best able to identify the strategic priorities to be discussed by the Board. Our Board believes that combining the role of chairman and chief executive officer facilitates information flow between management and the Board and fosters strategic development and execution. Our Board has not appointed a lead independent director as all members of our Board take an active role in evaluating our risks and strategic direction. Each committee of our Board is responsible for evaluating certain risks and overseeing the management of such risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees the process by which our senior management and the relevant departments assess and manage our exposure to, and management of, financial risks as well as potential conflicts of interest. The Nominating Committee manages risks associated with the independence of our Board. Our entire Board is regularly informed about these risks and oversees the management of these risks and regularly reviews information regarding our operations and finances as well as our strategic direction. Our Board’s role in risk oversight has not affected our Board’s determination that its leadership structure is most appropriate for our company.

Code of Ethics

We have adopted a written code of business and ethical conduct (our “Code of Ethics”) that applies to our principal executive officer, principal financial officer and principal accounting officer. Our Code of Ethics, which also applies to our directors and all of our officers and employees, can be found on our web site, at http://investor.stamps.com/documentdisplay.cfm?DocumentID=1897. We intend to make all required disclosures concerning any amendments to, or waivers from, our Code of Ethics on our web site at http://investor.stamps.com. Upon request to our secretary, we will provide a copy of our Code of Ethics to any person without charge.

DIRECTOR COMPENSATION

Summary of Compensation

Our Board independently reviewed compensation levels of other company boards in April 2014 and established our Board service compensation level at approximately the average level of 38 comparable publicly traded technology companies with revenue between $100 and $300 million and market cap over $400 million (as set forth on Annex A). Our Board expects to review its compensation as needed or as proposed by any director, but in any event at least every four years. Although our executive officers may provide background data in connection with this process, they are generally not involved in the decision on Board compensation except to the extent that Mr. McBride, our chief executive officer, is involved as a member of our Board.

The following summarizes our non-employee director compensation. Directors who are also our employees do not receive any additional compensation for Board service.

Cash Compensation. Each of our non-employee directors receives an annual retainer of $30,000, $1,400 for each Board meeting attended and $700 for each Board committee meeting attended. Additional annual retainers are paid for service on our Audit Committee or Compensation Committee as follows: the chairman of the Audit Committee receives an additional $15,000; other members of the Audit Committee receive an additional $5,000; the chairman of the Compensation Committee receives an additional $10,000; and other members of the Compensation Committee receive an additional $4,000. Directors are reimbursed for all reasonable expenses incurred by them in attending Board and committee meetings.

Option Grants. Each individual who joins our Board as a non-employee director and has not previously been one of our employees automatically receives, at the time of his or her initial election or appointment, an option to purchase 5,000 shares of our common stock. In addition, on the date of each annual meeting of stockholders, each individual who is to continue to serve as a non-employee Board member, whether or not that individual is standing for re-election at that particular annual meeting, automatically receives an option to purchase 5,000 shares of our common stock. Each option granted to our non-employee directors vests immediately and has an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a maximum term of ten years. All non-employee directors received automatic option grants on June 17, 2015 for 5,000 shares each of our common stock at an exercise price per share of $70.77, the fair market value per share of our common stock on the grant date.

Director Compensation Table

The following table contains information with respect to the compensation of our non-employee directors for 2015:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Mohan Ananda	50,900	118,100	170,400
G. Bradford Jones	55,500	118,100	175,000
Lloyd I. Miller	56,900	118,100	176,400
(1)	The amounts in this column represent the aggregate grant date fair value of option awards granted in 2015, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification

Topic 718, Compensation—Stock Compensation (“ASC 718”). See Note 2 of our “Notes to Consolidated Financial Statements” in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2016 for a discussion of assumptions we made in determining the amounts included in this column. For each director, the aggregate grant date fair value in this column is equal to the individual grant date fair value of the options to purchase 5,000 shares of common stock granted on June 17, 2015, as directors received only one grant of options during 2015.

(2)	As of December 31, 2015, Mohan Ananda held options to purchase 20,000 shares of our common stock, G. Bradford Jones held options to purchase 50,000 shares of our common stock and Lloyd I. Miller held options to purchase 45,000 shares of our common stock.

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, we are giving our stockholders the opportunity to vote, on an advisory basis, to approve our executive compensation. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. In 2015, our advisory vote on executive compensation was approved by approximately 70% percent of the votes cast. These results represented majority support for our named executive officer compensation. However, we continually strive to understand and respond to our stockholders’ opinions and concerns, including those held by the 30% of votes cast against executive compensation in 2015, regarding our executive compensation structure, and we have sought feedback from stockholders and designed our compensation structure with those in mind (see “Executive Compensation – Compensation Discussion and Analysis”).

As described in detail under the heading “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation structure is designed to attract and retain executives who have the skills and experience necessary to achieve our corporate goals, to align management’s interests with those of long-term stockholders, and to attract and retain executive management talent by providing overall compensation that is comparable to what is available through other employment opportunities for those individuals. We believe our total compensation is designed to reflect the value created for stockholders while supporting our strategic goals. Please read the “Executive Compensation” section, including “Compensation Discussion and Analysis,” for additional details about our executive compensation programs, including information about the fiscal 2015 compensation of our named executive officers.

We will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Stamps.com Inc. hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Stamps.com Inc.’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

This vote is advisory, and therefore not binding on us, our Board or our Compensation Committee. However, our Board and Compensation Committee value the opinions that our stockholders express in their votes and will consider the outcome of this vote when considering future executive compensation arrangements as they deem appropriate. Abstentions will be counted towards the tabulations of votes cast and will have the same effect as negative votes, whereas broker non-votes, if any, will not constitute votes cast and therefore will have no effect on the outcome of this advisory vote.

Unless otherwise instructed, the proxies will vote “for” the above resolution.

Recommendation of our Board

Our Board recommends that the stockholders vote “FOR” approval of the Advisory Vote on Executive Compensation.

PROPOSAL THREE: 2016 AMENDMENT TO STAMPS.COM INC. 2010 EQUITY INCENTIVE PLAN

General

We are asking stockholders to approve an amendment (the “2016 Amendment”) to the Stamps.com Inc. 2010 Equity Incentive Plan (the “2010 Plan”), which 2016 Amendment was adopted by our Board on April 28, 2016, subject to such stockholder approval. The 2016 Amendment increases the maximum aggregate number of shares of common stock and stock equivalents available for issuance pursuant to awards under the 2010 Plan by an additional one million two hundred thousand (1,200,000) shares. Except for this increase in the number of shares available for awards, the 2010 Plan otherwise remains unchanged by the 2016 Amendment.

Prior to the 2016 Amendment only 293,798 shares remained available for awards under the 2010 Plan as of April 18, 2016. The 2016 Amendment was adopted by our Board (i) in order to recognize and provide equity incentives to continue to drive our strong growth and performance, as evidenced by a substantial increase in our market capitalization, revenue and adjusted EBITDA, and the successful completion of the ShipStation®, ShipWorks® and Endicia® acquisitions, which were completed in June 2014, August 2014 and November 2015, respectively; and (ii) to continue to have sufficient awards available for grant to our employees and directors, consistent with the factors described in the Compensation Discussion and Analysis provided with this Proxy Statement. Those factors include: the individual’s position and scope of responsibility; the vesting period (and thus, retention value) remaining on the grantee’s previously granted options; the grantee’s ability to affect profitability and stockholder value; the grantee’s historic and recent job performance; equity compensation for similar positions at comparable companies; and the value of stock options in relation to other elements of total compensation.

We believe that a cost-effective and competitive equity compensation program that includes awards that have not yet vested, is essential for recruiting, motivating, and retaining talented employees, including our executive managers and named executive officers. For this reason, combined with the other factors listed above, our Board approved the 2016 Amendment on April 28, 2016.

As required by the applicable NASDAQ rules, the 2016 Amendment will not become effective unless it is approved by our stockholders.

Key Considerations

In its determination to approve the 2016 Amendment, our Board reviewed an analysis prepared by our management that included the following:

•	The company has gained 306 new employees through acquisitions in 2014 and 2015; however, as a result of the depletion of our option pool, approximately 180 of those employees do not have any stock options, and the company wishes to give those employees grants to align their interests with those of our shareholders.
•	Our current option pool has been depleted owing to grants of (i) approximately 720,000 options made to key personnel of the companies we acquired in 2014 and 2015 (and which are intended to be the primary option grant over a vesting period of three to four years for those employees), (ii) a special one-time grant to certain members of our executive management of an aggregate of 175,000 shares related to the close of the Endicia acquisition and in recognition of the significant effort involved in that acquisition, and (iii) routine grants to other Stamps.com employees.
•	We had significant growth in 2015, with 2015 revenue up 45% to $214.0 million, non-GAAP net income up 90% to $77.2 million, adjusted non-GAAP EBITDA up 87% to $82.6 million and non-GAAP earnings per fully diluted share up 79% to $4.43.
•	On the back of our 2015 results, our stock price appreciated by 128% (from $47.99 to $109.61) from December 31, 2014 to December 31, 2015.
•	Additionally, as a result of our company’s long term performance, our stock finished 2015 up 727% from its level at December 31, 2010, versus an increase of 89% for the Nasdaq Market index over the same five-year period.

•	The average percentage that the number of shares of our common stock subject to awards granted under the 2010 Plan bears to our weighted average outstanding shares during each of the last three fiscal years was 6.44%, compared to 8.74% for all companies in the Russell 3000 in the Software & Services industry.
•	Making grants of options that vest over multiple years are a key tool for incentive alignment that we seek to use with our employees, including the employees of any businesses we may seek to acquire.

The following paragraphs include additional information to help assess the potential dilutive impact of awards under the 2010 Plan.

The 1,200,000 shares requested to be provided under the 2016 Amendment in this Proposal 3 represent 6.87% of the 17,456,552 issued and outstanding shares as of April 18, 2016.

The following table sets forth additional relevant information about all of our outstanding awards and available shares under all of our equity plans with outstanding or available awards, all of which plans have been approved by our stockholders:

	As of December 31, 2015	As of April 18, 2016
Total Stock Options Outstanding	3,106,000	3,326,967
Total Restricted Stock Unit Awards Outstanding	0	0
Total Restricted Stock Awards Outstanding	0	0
Weighted-Average Exercise Price of Stock Options Outstanding	$37.75	$46.05
Weighted-Average Remaining Duration of Stock Options Outstanding	8.3 years	8.41 years
Total Shares Available for Grant under the 2010 Plan	728,000	293,798

The 2010 Plan, the 2016 Amendment of which is on the ballot for this annual meeting, is the only active plan that can be used for future equity grants. Nonetheless, at April 18, 2016, option awards under our 1999 Plan remained outstanding which are exercisable to purchase an aggregate of 40,957 shares of our common stock.

Our Board believes the 1,200,000 additional authorized shares to be made available for grants of awards under the 2016 Amendment represents reasonable potential equity dilution and provides management with an appropriate equity plan with which to satisfactorily align the incentives of our employees, directors and other eligible participants to increase the value of our company for all stockholders.

The inclusion of this information in this Proxy Statement should not be regarded as an indication that the assumptions used to determine the number of shares will be predictive of actual future equity grants. These assumptions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics with respect to certain equity-based awards, the extent of option exercise activity, and others, including those described in our Form 10-K for the year ended December 31, 2015.

Highlights of the 2016 Amendment

The 2016 Amendment increases the maximum aggregate number of shares of stock and stock equivalents authorized for issuance under the 2010 Plan by 1,200,000 shares, subject to stockholder approval of the 2016 Amendment to the 2010 Plan.

As of April 18, 2016, and excluding the effects of the 2016 Amendment, approximately 293,798 shares of stock remain available for future grants of awards under the 2010 Plan, calculated as follows:

Shares authorized for issuance under the 2010 Plan, as of April 18, 2016	5,600,000
Shares issued and/or subject to awards granted under the 2010 Plan, as of April 18, 2016	5,306,202

If stockholders approve the 2016 Amendment, 1,493,798 shares of stock will be available for new grants under the 2010 Plan, as amended.

Summary of the 2010 Equity Incentive Plan

The 2010 Plan contains the following important features:

• Repricing of stock options and stock appreciation rights is prohibited unless stockholder approval is obtained.

• Stock options and stock appreciation rights must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant.

• Automatic replacement of stock options or stock appreciation rights when a stock option or stock appreciation right is exercised with previously acquired shares of our common stock (so-called “reloading”) is not permitted.

• The 2010 Plan has a ten-year term that ends June 16, 2020.

• If an award expires unexercised, or is forfeited, canceled, reacquired by us at cost, satisfied without issuance of stock or payment of cash or is otherwise terminated without being exercised, the unvested or cancelled shares will be returned to the available pool of shares for future awards.

• No more than 700,000 shares and share equivalents may be granted to any one participant in a calendar year.

• “Full value” awards (such as restricted stock and restricted stock units) are counted against the 2010 Plan overall limits as two shares (rather than one), while options and stock appreciation rights are counted as one share.

Administration. The 2010 Plan is administered by the Compensation Committee of our Board. Subject to the provisions of the 2010 Plan, the Compensation Committee has full power and authority to select the participants to whom awards will be granted, to determine (and modify) the specific terms and conditions of each award, including the conditions for the vesting, performance goals and exercisability of the award, and to interpret the 2010 Plan and adopt, amend, or rescind rules, procedures, agreements, and forms relating to the 2010 Plan.

Eligibility. Employees, directors, and third party service providers are eligible to receive awards, although third party service providers and outside directors are not eligible for incentive stock options. The Compensation Committee has the discretion to select the employees, directors, and third party service providers to whom awards will be granted. As of April 18, 2016, we had approximately 585 employees, 3 non-employee directors and 1 consultant who were eligible to participate in the 2010 Plan. The actual number of individuals or entities who will receive awards cannot be determined in advance because the Compensation Committee has the discretion to select the award recipients.

Types of Awards. The following is a brief summary of the types of awards that may be granted:

Stock Options. A stock option (either an incentive stock option or a nonstatutory stock option) entitles the participant to purchase shares of our common stock at specified times at an exercise price set on the grant date. A participant has no rights as a stockholder with respect to any shares covered by the option until the option is exercised by the participant and shares are issued by us. At the time of grant, the Compensation Committee will determine such matters as: (a) whether the award will be an incentive stock option or a nonstatutory stock option; (b) the number of underlying shares; (c) the exercise price, which may not be less than 100% of the fair market value of a share on the grant date; (d) the vesting schedule; and (e) the term of the option, which may not exceed 10 years from the grant date.

Stock Appreciation Right (“SAR”). An SAR is an award entitling the participant to receive cash or shares, or a combination thereof, with a value equal to any increase in the value of our shares from the date of grant to the date of exercise. The amount of the award to be paid on an exercise date is determined by multiplying the number of shares for which the SAR is exercised by the excess of the fair market value of a share on the date of exercise over the per share exercise price. For cash-settled SARs, the participant will have no rights as a stockholder. For stock-settled SARs, the participant will have no rights as a stockholder with respect to any shares covered by the SAR until the award is exercised by the participant and we issue the shares. At the time of grant, the Compensation Committee will determine such matters as: (a) the number of shares subject to the award; (b) whether the award will be settled in cash, shares, or a combination of both; (c) the exercise price, which may not be less than 100% of the fair market value of a share on the grant date; (d) the vesting schedule; and (e) the term of the SAR. A SAR may be granted independently or in combination with a related stock option. The term of an SAR may not exceed 10 years from the grant date.

Restricted Stock and Restricted Stock Units. A restricted stock award is an award to the participant of shares of our stock, which may be subject to restrictions on sale or transfer and/or recoverable by us if specified conditions are not met. A restricted stock unit is an award entitling the participant to receive shares or the cash equivalent of shares at a future date, subject to restrictions. In either case, the lapse of these restrictions may be based on continuing employment (or other business relationship) with us and our subsidiaries and/or achievement of performance goals. At the time of grant, the Compensation Committee will determine such matters as: (a) the number of shares subject to the award; (b) the purchase price or consideration (if any) for the shares; (c) the restrictions placed on the shares; (d) the date(s) when the restrictions placed on the shares will lapse or the performance period during which the achievement of the performance goals will be measured; and (e) in the case of restricted stock units, whether the award will be paid in shares or the cash equivalent of the value of shares. During the period that the restrictions are in place, a participant granted restricted stock will have the rights of a stockholder, including voting and dividend rights, but not the right to sell or transfer the shares, and subject to the obligation to return the share under specified circumstances. A participant granted restricted stock units does not have stockholder rights until shares are issued, if at all.

Qualified Performance-Based Awards. Any of the awards under the 2010 Plan may be granted as qualified performance-based awards under Section 162(m) of the Code. As determined by the Compensation Committee, the performance goals applicable to an award may be based upon one or more of the following performance criteria: revenue; gross profit or margin; operating profit or margin; earnings before or after interest, taxes, depreciation, and/or amortization; net earnings or net income (before or after taxes); earnings per share; share price (including, but not limited to, growth measures and total stockholder return); cost reduction or savings; return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue); cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment); productivity ratios or other metrics; performance against budget; market share; working capital targets; economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of capital); financial ratio metrics; and organizational/transformation metrics. These measures may be measured against our performance or other benchmarks. The Compensation Committee may provide in any such award that any evaluation of performance may include or exclude certain specified events that occur during a performance period.

Limited Transferability of Awards. Awards generally may not be sold or transferred, other than by will or by the applicable laws of descent and distribution or pursuant to a domestic relations order entered by a court of competent jurisdiction.

Effect of Change in Control and other Corporate Transactions. In the event of (i) a Change in Control with respect to us as defined in the 2010 Plan, including certain changes in ownership or Board composition, specified mergers, or sale of all or substantially all of our assets or (ii) and other merger, consolidation, sale of substantially all of our assets or other reorganization (collectively, (i) and (ii) are referred to as “Covered Transactions” in the 2010 Plan), any outstanding awards that are not assumed by the successor or substituted with an equivalent award (or if we are the surviving company in the transaction, any awards for which the transaction does not result in a continuation of such award) will be fully vested and exercisable, including shares that would not otherwise have been vested and exercisable, and shall remain exercisable for a period of fifteen (15) days from the date of notice from the Compensation Committee to the participant of such acceleration of vesting, and the award shall terminate at the end of such period.

The 2010 Plan grants the Compensation Committee authority to provide that any award shall become fully vested and exercisable in any Covered Transaction, including in the event of a participant’s termination of service without “Cause” or for “Good Reason” (as such terms are defined in the 2010 Plan) within a designated period (not to exceed 18 months) following the effective date of any Covered Transaction. All unvested options currently outstanding under the 2010 Plan vest on involuntary termination of employment within 18 months following a Covered Transaction.

Liquidation. In the event of our proposed liquidation or dissolution, each participant will be notified as soon as practicable before the effective date of the proposed transaction. The Compensation Committee may provide for a participant to have the right to exercise any outstanding awards until 10 days prior to the transaction (including by accelerating the exercise of awards that would not otherwise be exercisable) and may provide that repurchase options or forfeiture rights on awards can lapse if the proposed transaction takes place as contemplated. To the extent not exercised prior to the transaction, an award will terminate.

U.S. Federal Income Tax Consequences. The following is a summary of the general federal income tax consequences to participants who are U.S. taxpayers and to us relating to awards granted under the 2010 Plan. This summary is not intended to be exhaustive and does not address all matters that may be relevant to a particular participant based upon his or her specific circumstances.

Incentive Stock Options. No taxable income is recognized when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax). If the participant exercises an incentive stock option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the incentive stock option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain or loss will be capital gain or loss.

Nonstatutory Stock Options and Stock Appreciation Rights. No taxable income is recognized when a nonstatutory stock option or a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the exercise date over the exercise price. Any additional gain or loss recognized upon later disposition of any shares received on exercise is capital gain or loss.

Restricted Stock. The federal income tax consequences of restricted stock depend on the facts and circumstances of each award, including, in particular, the nature of any restrictions imposed with respect to the awards. In general, unless the participant makes a valid election under Section 83(b) of the Code to be taxed at the time of grant of restricted stock, if an award is subject to a “substantial risk of forfeiture” (e.g., conditioned upon the future performance of substantial services by the participant) and is nontransferable, the participant will not have taxable income upon the grant of restricted stock. Instead, at the time the participant holds stock or other property free of any substantial risk of forfeiture or transferability restrictions, the participant will recognize ordinary income equal to the fair market value (on that date) of the shares or other property less any amount paid. Alternatively, the participant may elect under Section 83(b) of the Code to include as ordinary income in the year of grant of restricted stock, an amount equal to the fair market value (on the grant date) of the restricted stock less any amount paid.

Restricted Stock Units. In general, the participant will not have taxable income upon the grant of restricted stock units. Instead, when the restricted stock units vest and the participant receives stock or other property pursuant to the restricted stock units, the participant will recognize ordinary income equal to the fair market value (on the date of receipt) of the shares or other property less any amount paid.

Tax Withholding. Ordinary income recognized on exercise of nonstatutory stock options and stock appreciation rights, on vesting of restricted stock and restricted stock and on delivery of stock or other property under units is subject to income tax and employment tax withholding, unless the participant is a non-employee director or consultant. The Compensation Committee may allow a participant to satisfy his or her tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares withheld, and/or by delivering to us already-owned shares of our common stock.

Tax Effect for Us. We generally will be entitled to a tax deduction for an award under the 2010 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes the income (for example, the exercise of a nonstatutory stock option). However, Section 162(m) of the Code limits our ability to deduct the annual compensation to the principal executive officer and the next three most highly compensated officers (other than the principal financial officer) to $1,000,000 per individual, unless the qualified performance-based compensation requirements of Section 162(m) are met.

This summary does not contain all information about the 2010 Plan. The complete text of the 2010 Plan as amended to date can be found by reading the original 2010 Plan, which can be found in Annex A to our definitive proxy statement for our 2010 Annual Meeting of Stockholders filed with the SEC on April 28, 2010, together with the 2014 Amendment to the 2010 Plan, which can be found in Annex C to our definitive proxy statement for our 2015 Annual Meeting of Stockholders filed with the SEC on April 28, 2015. A copy of the 2016 Amendment to the 2010 Plan is included as Annex C to this Proxy Statement. The foregoing description of the 2010 Plan is qualified in its entirety by reference to the full text of the 2010 Plan, the 2014 Amendment and the 2016 Amendment, which are incorporated herein by reference.

Other Information

Because all awards made under the 2010 Plan, as amended, will be made at the Compensation Committee’s discretion, the benefits and amounts that will be received or allocated under the 2010 Plan and the 2014 Amendment are not determinable at this time. The closing price of the common stock, as reported on NASDAQ on April 19, 2016, was $95.02 per share.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting in person or by proxy and entitled to vote on this proposal will be required to approve the 2016 Amendment to the Stamps.com 2010 Equity Incentive Plan. Abstentions will be counted towards the tabulation of votes cast and will have the same effect as negative votes, whereas broker non-votes, if any, will not be counted for purposes of determining whether the proposal has been approved.

Recommendation of our Board

Our Board recommends that the stockholders vote “FOR” approval of the 2016 Amendment to the Stamps.com 2010 Equity Incentive Plan.

PROPOSAL FOUR: RATIFICATION OF INDEPENDENT AUDITORS

General

Our Audit Committee has appointed the firm of Ernst & Young LLP, our independent auditors during 2015, to serve in the same capacity for 2016, and is asking stockholders to ratify this appointment. Stockholder ratification of the appointment is not required by our bylaws or by any other applicable legal requirement. However, our Board is submitting the appointment of Ernst & Young LLP to stockholders for ratification as a matter of good corporate practice.

If stockholders fail to ratify the appointment, the Audit Committee and our Board will reconsider whether or not to retain Ernst & Young LLP. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if our Audit Committee believes that such a change would be in our best interests.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The ratification of the appointment of Ernst & Young LLP as our independent auditors for 2016 requires the affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting in person or by proxy and entitled to vote. Abstentions will be counted towards the tabulation of votes cast and will have the same effect as negative votes, whereas broker non-votes, if any, will not be counted for purposes of determining whether the proposal has been approved.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for 2016.

Recommendation of our Board

Our Board recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP to serve as our independent auditors for 2016.

INDEPENDENT AUDITORS’ FEES AND SERVICES

Fees Billed by Ernst & Young LLP during 2015 and 2014

During 2015 and 2014, Ernst & Young LLP provided various audit, audit related and non-audit services to us as follows:

Audit Fees.

Aggregate fees billed to us by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements, including professional services related to the audits of the effectiveness of internal control over financial reporting, and review of financial statements included in our quarterly reports on Form 10-Q, totaled approximately $689,552 and $479,020 during 2015 and 2014, respectively.

Audit-Related Fees

Audit-related fees related to accounting consultations in connection with acquisitions totaled approximately $11,880 and $6,504 in 2015 and 2014, respectively.

Tax Fees

Fees billed to us by Ernst & Young LLP for tax services rendered to us during 2015 and 2014 totaled approximately $25,157 and $5,299, respectively. Tax services for which we were billed in 2015 comprised a review of certain federal tax matters undertaken partly in 2014 and partly in 2015.

All Other Fees

We had no fees billed to us by Ernst & Young LLP for professional services during 2015 or 2014 other than the audit fees, audit-related fees and tax fees described above.

Pre-Approval Policy

Our Audit Committee’s charter provides that the Audit Committee pre-approve all audit and permitted non-audit services to be performed by our independent auditors. Pre-approval is generally provided at a meeting of the Audit Committee and covers a specified period of time. Any pre-approval is detailed as to the particular service or category of services covered and is generally subject to a specific budget. The independent auditors and management periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve other particular services on a case-by-case basis. All services provided to us by Ernst & Young LLP during 2015 and 2014 were pre-approved by the Audit Committee in accordance with this policy.

Determination of Independence

Our Audit Committee and our Board have determined that the fees received by Ernst & Young LLP for the non-audit related professional services listed above are compatible with maintaining Ernst & Young LLP’s independence, and such fees were approved by the Audit Committee.

MANAGEMENT

The following table sets forth certain information regarding our executive officers as of April 15, 2016:

Name	Age	Position
Kenneth McBride	48	Chief Executive Officer and Chairman of the Board of Directors
Kyle Huebner	45	Chief Financial Officer and Co-President
James Bortnak	47	Co-President and Corporate & Business Development Officer
John Clem	44	Chief Product & Strategy Officer
Seth Weisberg	47	Chief Legal Officer and Secretary

Mr. McBride’s biography is set forth above under the heading “Proposal One: Election of Director – Continuing Director Whose Term Expires at the 2017 Annual Meeting of Stockholders.”

Kyle Huebner has been our chief financial officer since 2004 and on January 13, 2012 was also elected as our co-president. Mr. Huebner was our vice president of marketing from 2001 to 2004, our vice president of corporate strategy from 2000 to 2001, and our senior director of corporate strategy from 1999 to 2000. Prior to joining us, from 1997 to 1999, Mr. Huebner was a management consultant at Bain & Company. From 1992 to 1995, Mr. Huebner served as a research analyst for J.P. Morgan, Inc. Prior to 1992, Mr. Huebner held various management positions with Melville Corporation. Mr. Huebner received his B.A. in Mathematics from Dartmouth College and his M.B.A. from Harvard University.

James Bortnak was elected as co-president and corporate & business development officer as of January 13, 2012. From February 2010 to January 13, 2012 he served as our senior vice president, corporate & business development. Mr. Bortnak was previously our chief marketing officer from 2004 to 2009. Mr. Bortnak served as our vice president, business development from 2002 to 2004, and as a senior member of our Business Development group since joining us in 1999. Prior to joining us, Mr. Bortnak practiced business law, focusing in the area of technology and start-up companies. Mr. Bortnak holds an LLB from the University of British Columbia, and has been a member of the California Bar since 1997.

John Clem has been our chief product & strategy officer since January 2012. Mr. Clem was our vice president, product and service operations from March 2006 to January 2012. Previously, Mr. Clem served as the director of corporate strategy from March 2003 to February 2004 and as a director of marketing from March 2004 to February 2006. Prior to joining us, Mr. Clem worked as an engineer and manager in the petrochemical and utilities industries and a management consultant at Booz Allen & Hamilton. Mr. Clem received his Bachelor’s Degree, with honors, in Mechanical Engineering from California State Polytechnic University at Pomona and his M.B.A., with honors, from the Ross School of Business at The University of Michigan.

Seth Weisberg has been our chief legal officer since 2008 and our secretary since 2001. Mr. Weisberg was our general counsel from 2001 to 2008 and our senior director, IP & licensing from 1999 until 2001. Mr. Weisberg previously was an associate at Irell & Manella LLP, worked as a software developer and founder at Shortcut Software, created physical computer models at RAND Corporation and was a high school teacher in the Mississippi Teacher Corps. Mr. Weisberg holds a law degree from Columbia Law School, a master’s degree in History from Harvard University, a bachelor’s degree in Physics and Astronomy from Harvard University and a General Course Certificate from the London School of Economics. Mr. Weisberg is a registered patent attorney.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides qualitative information and context for the information presented in the Summary Compensation Table and other tables and narratives that follow. As discussed above in Proposal Two, in 2015 our advisory vote on executive compensation was approved by approximately seventy percent (70%) of the votes cast. These results represented majority support for our named executive officer compensation. We took the percent of approval into account when determining that no specific changes/revisions would be made to our compensation structure. However, we continually strive to understand and respond to our stockholders’ opinions and concerns regarding our executive compensation structure and will continue to do so in the future. The goals of our executive management compensation program are to attract executives who have the skills and experience necessary to achieve our corporate goals, to align management’s interests with those of long-term stockholders, and to attract and retain executive management talent by providing overall compensation that is comparable to what is available through other employment opportunities for those individuals. Our executive management compensation program is designed to reward our executive team for delivering both short and long term financial results, including annual growth in revenue and adjusted EBITDA though our non-equity incentive plans, and growth in long term shareholder value through our equity incentive plans.

Company Performance Highlights

We had an extraordinary year in 2015. Total revenue rose 45% to a record $214.0 million. Mailing and shipping revenue, which excludes customized postage revenue, was up 46% year-over-year to a record $206.7 million. The strong performance in our core mailing and shipping business contributed to record earnings with non-GAAP net income up 92% to $77.2 million, adjusted non-GAAP EBITDA up 87% to $82.6 million, and non-GAAP net income per fully diluted share up 79% to $4.43. The company’s strong performance was reflected by the performance of our common stock price which increased 128% during 2015 (from December 31, 2014 to December 31, 2015).

We believe the compensation program for the named executive officers has been instrumental in helping us achieve our strong financial performance.

Analysis and Response to Substantial Minority Vote Against Fiscal 2014 Executive Compensation

In response to the minority of our stockholders (approximately 30% of votes cast) that voted against the advisory vote on executive compensation at our 2015 Annual Meeting of Stockholders, the company sought feedback from stockholders regarding their concerns with our executive compensation arrangements. Most stockholders did not cite any specific reason for opposition other than the adverse recommendation of proxy voting service Institutional Shareholder Services (“ISS”).

The Compensation Committee reviewed the factors that ISS asserted as the basis for its adverse recommendation for the advisory vote on compensation with respect to fiscal 2014, and considered a number of these factors in its analysis of fiscal 2015 compensation, including the following:

•	ISS took issue with the fact that we do not fully disclose the performance goals under the annual incentive program. The Compensation Committee does not believe disclosing such goals would be in the best interests of the Company, because they constitute trade secrets and/or confidential commercial or financial information, the disclosure of which would result in competitive harm to the company.
•	ISS also cited the discretionary upward adjustments to award amounts earned in fiscal 2014 as a basis for their recommendation. The Compensation Committee felt that such discretionary adjustments were warranted owing to the extraordinary performance and execution of our management team during fiscal 2014. In addition to the then-record revenue and non-GAAP net income metrics that were incorporated in the formula for calculating the 2014 bonus pool, our management team accomplished extraordinary performance achievements in fiscal 2014 which were not contemplated by the 2014 non-equity incentive plan. For example, our management successfully consummated the strategic acquisitions of both ShipWorks and ShipStation during fiscal 2014 and then successfully integrated these businesses.

The Committee did not ultimately make any similar discretionary upward adjustment to the 2015 non-equity incentive plan (the “2015 Plan”) amounts that were earned in fiscal 2015 and are to be paid in 2016. On April 9, 2015, the Committee had approved both the 2015 Plan and a special one-time deal bonus related to the completion and announcement of the intended acquisition of Endicia for certain of our executives and other key employees in the aggregate amount of $280,000 (the “Endicia Deal Bonus”). The Endicia Deal Bonus was a special one-time bonus separate from the 2015 Plan intended to recognize the extraordinary effort of our executive management in the completion of the definitive agreement to acquire Endicia. However, upon the recommendation of our chief executive officer, the Committee determined in April 2016 that the $280,000 Endicia Deal Bonus would be deemed included within the 2015 Plan amounts (even though $20,000 of the Endicia Deal Bonus was not paid to the executive officers), such that the amount to be paid out in May 2016 would be reduced by the $280,000 previously paid.

•	Finally, ISS expressed concern that our chief executive officer’s total pay increased fivefold from 2013 to 2014, due to a stock option grant in 2014 that is entirely time-vesting and which ISS determined had a $5 million value. The Compensation Committee makes standard grants to our executives, including our chief executive officer, typically once every three years. Accordingly, we believe that the compensation associated with our chief executive’s 2014 option grant should be considered to be compensation for the three year period of fiscal 2014, fiscal 2015 and fiscal 2016. Our Compensation Committee has used time based grants made once every three years as its standard approach for providing the majority of equity incentive awards to our executive officers, including our chief executive officer, since 2002. At the same time, from the beginning of 2002 to the end of 2015, our enterprise value has increased by a total of approximately $2 billion under the leadership of our current chief executive officer and executive management team. In light of the extraordinary long term performance of our company, the Compensation Committee believes its equity compensation strategy has been effective in aligning management incentives with those of long term shareholders. However, for the future grant scheduled to be considered during 2017, the Compensation Committee may consider adjustments to its approach, which may include annual grants of smaller awards and/or some element of performance-based vesting.

Overall Methodology of Setting Compensation

The Compensation Committee sets all compensation for, and awards to, our chief executive and all corporate officers which typically includes our chief financial officer and co-president, our chief legal officer, our co-president and corporate and business development officer, our chief technology officer, our chief product & strategy officer, and our vice president of postal technology and affairs. The Compensation Committee reviews the performance and compensation of our chief executive officer and, following discussions with our chief executive officer, establishes his compensation level. For the remaining corporate officers, our chief executive officer makes recommendations to the Compensation Committee, and the Compensation Committee may or may not make adjustments to the recommendations of our chief executive officer before setting the final executive officer compensation. For executives who are not also corporate officers, our chief executive officer and chief financial officer set the base salary and bonus compensation based on comparable benchmarks and performance of the executive and performance of the company, and such compensation is disclosed to the Compensation Committee. However, for equity awards to executives who are not also corporate officers, our chief executive officer makes recommendations to the Compensation Committee and the Compensation Committee sets the specific executive manager equity award based on comparable benchmarks and performance of the executive and performance of the company. With respect to equity compensation, the Compensation Committee grants stock options to executive management from time to time, generally based upon the recommendation of our chief executive officer. We do not believe our compensation structure and policies are reasonably likely to have a material adverse effect on us and we do seek to maintain a compensation structure that discourages excessive risk taking by our executives. We do this by aligning the interests of our management closely with long-term stockholders. For example, our stock option grants encourage results over a minimum of three years, helping to ensure current results remain sustainable.

The majority of our compensation decisions are generally made early each year, where the Compensation Committee determines the final incentive compensation for the prior year and establishes the base salaries and incentive compensation model for the coming year for corporate officers.

On April 15, 2016, the Compensation Committee approved the final incentive compensation for 2015, established the base salaries for 2016, and established an incentive compensation plan for 2016 (all decisions collectively, the “2016 Compensation Decisions”). In doing so, the Compensation Committee and the chief executive officer utilized reports and data from Equilar, Inc. (“Equilar”), a company that provides standardized data based on U.S. proxy data from all publicly traded companies. For each executive manager, a benchmark group (collectively, the benchmark groups for all of our executive management are referred to as the “2016 Equilar Benchmarks”) was created using individuals that have similar titles and responsibilities at companies (i) having market capitalization of $1 billion to $3 billion; (ii) located anywhere in the United States; and (iii) in industries that include all technology companies. These parameters, which increased for 2016 from those used in 2015 to reflect the increase in the size of our company’s market capitalization, provided companies for our benchmarks that are consistent with the size of our company and the general scope of responsibilities of our executive management. Individuals at other companies who were founders, who were interim, who had resigned, or that had received no cash bonus during the last year (e.g., those that received stock in lieu of cash or whose performance did not warrant a cash bonus) as of the date of their companies’ proxy statements were excluded from the analysis. Only proxies filed after January 1, 2015 or later were included, and compensation was time-adjusted using industry average compensation increases or budgeted increases from company surveys available from Culpepper and Associates (for example, the Compensation Committee assumed a 3.0% average annual increase for time adjusting prior year compensation numbers). The criteria for inclusion of a company in our benchmark groups were generally the same for our 2016 Compensation Decisions as for the compensation decisions that were made in 2015, except that (i) a higher market capitalization range of $1 billion to $3 billion was used to reflect the increase in size of our market capitalization during 2015; (ii) revenue was eliminated as a selector as very few companies had revenue in the range of our company and simultaneously had market capitalization in line with our company; and (iii) all U.S. geographies were included to increase the number of companies we had for each executive, where it was noted that the vast majority of comparable companies were located in areas where the cost of living is at or below that of our company. The aforementioned criteria resulted in companies of a size and for which the scope of responsibility for the executive management were generally similar to our company at the time that the 2016 Compensation Decisions were made. Furthermore, the Compensation Committee noted that, when examining the 114 companies that constitute the complete list of all companies across all titles in the 2016 Equilar Benchmarks for all of our executives, at the time of the 2016 Compensation Decisions, Stamps.com had a similar market capitalization of $1.6 billion versus the median market capitalization for the 114 companies of $1.7 billion. Furthermore, Stamps.com ranks very highly in several key financial ratios as compared to the 114 companies, including the 88th percentile for return on equity, the 93rd percentile for return on assets, and the 94th percentile for return on revenue. A list of companies included in the 2016 Equilar Benchmarks for each of our named executive officers in connection with the 2016 Compensation Decisions is included in Annex B.

Each Element of Compensation, Why We Pay It, and How We Determine Amounts

We currently compensate our executive management, which consists of seven members, including our named executive officers, through three main elements: base salary, incentive pay and equity participation. Certain members of our executive management also have post-termination compensation arrangements.

•	Base Salary. We pay a base salary to each member of our executive management (each, an “executive manager”) in order to allow the executive manager to cover his living expenses and in order to compete with other employers. We generally establish base salaries for each individual on an annual basis based on (i) the responsibilities of the individual’s position, (ii) the individual’s salary history, performance and perceived ability to influence our financial performance in the short and long-term, (iii) the compensation of our other employees, and (iv) an evaluation of salaries for similar positions in our benchmark group and other competitive factors. We generally seek to set individual base salaries within a reasonable range versus comparable individuals in our benchmark group, taking into account factors such as individual performance and seniority, and taking into account the performance of our company relative to comparable companies under the 2016 Equilar Benchmarks.

For 2016, each corporate officer’s base salary was set by the Compensation Committee between the 38th and 66th percentile versus the 2016 Equilar Benchmarks. In particular, the salaries for our chief executive officer, and our chief financial officer and co-president, for 2016 were set at approximately the 52nd percentile versus their respective 2016 Equilar Benchmarks. In addition, the salaries for our co-president and corporate and business development officer, chief product & strategy officer and chief legal officer were set at the 66th, 38th and 51st percentiles, respectively, versus the 2016 Equilar Benchmarks.

The Compensation Committee believes that the range of base salaries it set is reasonable. In setting the 2016 base salaries of executive management, the Compensation Committee noted that when examining the 114 companies that constitute the complete list of all companies across all titles in the 2016 Equilar Benchmarks for all of our executives, Stamps.com ranks very highly in several key financial ratios, including the 88th percentile for return on equity, the 93rd percentile for return on assets, and the 94th percentile for return on revenue.

The following table sets forth the base salaries established by the Compensation Committee for 2016.

Name and Principal Position	2016 Base Salary	Percent Increase from 2015 Base Salary	2016 Base Salary Percentile Versus 2016 Equilar Benchmark
Kenneth McBride	$665,417	10%	52nd percentile
Chief Executive Officer and Chairman of the Board of Directors

Kyle Huebner	$398,125	9%	52nd percentile
Chief Financial Officer and Co-President

James Bortnak	$362,646	9%	66th percentile
Co-President and Corporate & Business Development Officer

John Clem	$340,083	18%	38th percentile
Chief Product & Strategy Officer

Seth Weisberg	$367,200	15%	51st percentile
Chief Legal Officer and Secretary

For information concerning the base salaries paid to each of our named executive officers for 2015, see “Summary Compensation Table.”

•	Non-Equity Incentive Plan Compensation. We pay non-equity incentive plan compensation to our corporate officers in order to provide incentives for them to drive the business toward annual goals that are set by the Compensation Committee. Our incentive-based compensation for fiscal 2015 was based on a group bonus pool. The total bonus pool begins with a base pool amount, which is then adjusted based on a formula using our actual performance relative to certain financial targets for the year. (The Compensation Committee also retains the right to adjust the pool for other factors.) Once the final group bonus pool is set after year end, the Compensation Committee allocates it to individual members of executive management based on (i) individual performance and contributions during the year and (ii) individual total compensation relative to the compensation benchmarks. No individual executive manager has an individual bonus guarantee, and in order to earn and receive a bonus, an executive manager must be employed on the date of the Compensation Committee meeting where the final bonus plan outcome is determined.

On April 9, 2015, the Compensation Committee approved a non-equity incentive plan for 2015 (the “2015 Plan”) under which members of our executive management, including our named executive officers, are eligible for cash bonus awards to be paid in 2016. The 2015 Plan set a base level aggregate bonus pool of $1,800,000 (the “2015 Base Pool”) and provided that the actual bonus pool for 2015 could range from zero to twice the 2015 Base Pool based on our performance in 2015 relative to pre-set targets for revenue and non-GAAP adjusted EBITDA (which, as publicly reported by the company, typically excludes non-recurring and/or non-cash items such as ASC 718-related expenses, litigation charges, non-recurring adjustments, changes in the ShipStation earn-out valuation, corporate development / acquisition expenses, and other one-time and non-recurring items). The Compensation Committee set the amount of the 2015 Base Pool at $1,800,000, so that, if executive management performed at a reasonable level, as a group they would receive a total cash compensation for 2015 slightly above the median level (at the 71st percentile) versus the 2015 Equilar Benchmarks. If the executive management were to achieve performance that would result in the 2015 bonus pool being set at the $1.8 million level, the 2015 Plan would represent approximately 42% of the total fiscal 2015 compensation for the executive managers eligible for bonuses under the 2015 Plan.

The Compensation Committee had established revenue and non-GAAP adjusted EBITDA targets for purposes of the 2015 Plan based on the latest publicly available guidance at the time of the 2015 Compensation Decisions were made – that is the guidance issued by us was on February 12, 2015, when we stated that we expected 2015 revenue to be in a range of $160 to $180 million, and 2015 non-GAAP net earnings per fully diluted share to be in a range of $2.50 to $2.90. The final 2015 financial results were revenue of $214.0 million, and non-GAAP adjusted EBITDA of $82.6 million. Under the 2015 Plan, the revenue result generated an increase to the 2015 bonus pool of 32.5%, and the non-GAAP adjusted EBITDA result generated an increase to the 2015 bonus pool of 66.6%, and the two factors were added together to generate a total increase of 99.1% to the Base Pool.

Prior to making the final decision on the 2015 Plan, the Compensation Committee discussed individual performance of the executive managers, the performance of Mr. McBride in his overall leadership of our company, and the overall company performance. Mr. McBride and the rest of the executive management team generated very positive 2015 financial results including: (i) total revenue of $214.0 million, up 45% versus 2014; (ii) non-GAAP adjusted EBITDA of $82.6 million, up 87% versus 2014; (iii) non-GAAP net income of $77.2 million up 92% versus 2014; (iv) non-GAAP net earnings per fully diluted share of $4.43 up 79% versus 2014; (v) paid customers growth from 525,000 to 633,000 during 2015; and (vi) total postage printed growth of 51% to $2.7 billion for 2015. In light of the aforementioned factors, the Compensation Committee set the final 2015 Plan bonus to $3,584,000, or 199.1% of the 2015 Base Pool.

On April 9, 2015, the Compensation Committee approved a special one-time deal bonus related to the completion and announcement of the intended acquisition of Endicia for certain of the company’s executives and other key employees in the aggregate amount of $280,000 (the “Endicia Deal Bonus”). These bonuses were not covered under the 2015 Plan but rather were special one-time bonuses to recognize the extraordinary effort of the executive management in the completion of the definitive agreement to acquire Endicia.

Mr. McBride voluntarily recommended that the $280,000 Endicia Deal Bonus also be included within the 2015 Plan amounts (even though $20,000 of the Endicia Deal Bonus was not paid to the executive officers), such that the amount to be paid out in May 2016 would be reduced by the $280,000 previously paid. Although the Endicia Deal Bonus amounts are reflected as “bonuses” in our Summary Compensation Table for 2015, these amounts are included in the amounts earned by the executive management under the 2015 Plan and will reduce the resulting May 2016 payments to the executive management team by an aggregate amount of $280,000.

Once the Compensation Committee established the 2015 Plan bonus pool level, the Compensation Committee discussed allocation of the bonus pool for the individual executive managers. The Compensation Committee believed that each of the executive managers performed very successfully in 2015.

Based on these factors and an assessment that each of the named executive officers had satisfied his individual goals and objectives, the Compensation Committee set the individual allocation of the 2015 bonus pool. The compensation was as follows:

Name and Principal Position	2015 Non-Equity Incentive Plan (To Be Paid in May 2016)	Endicia Deal Bonus (Paid in April 2015)	2015 Non-Equity Incentive Plan plus Endicia Deal Bonus	2015 Total Base Salary plus 2015 Non-Equity Incentive Plan plus 2015 Bonus Compensation	2015 Total Base Salary plus Non-Equity Incentive Plan Compensation Plus Endicia Deal Bonus Versus 2016 Equilar Benchmarks
Kenneth McBride	$1,033,000	$100,000	$1,133,000	$1,728,833	54th percentile
Chief Executive Officer and Chairman of the Board of Directors

Kyle Huebner	$520,000	$50,000	$570,000	$934,583	83rd percentile
Chief Financial Officer and Co-president

James Bortnak	$467,000	$20,000	$487,000	$820,125	92nd percentile
Co-President and Corporate & Business Development Officer

John Clem	$400,000	$20,000	$420,000	$707,083	78th percentile
Chief Product & Strategy Officer

Seth Weisberg	$440,000	$50,000	$490,000	$810,000	84th percentile
Chief Legal Officer and Secretary

All other executive officers	$444,000	$20,000	$464,000	$1,040,225	Not meaningful

Total	$3,304,000	$260,000	$3,564,000	$6,040,850	77th percentile

For additional information concerning the compensation of each of our named executive officers for 2015, see “Summary Compensation Table.”

On April 15, 2016, the Compensation Committee approved a non-equity incentive plan for 2016 (the “2016 Plan”) under which our corporate officers, including some of our named executive officers, are eligible for cash bonus awards to be paid in 2017. The 2016 Plan sets a base level aggregate bonus pool of $2.3 million (the “2016 Base Pool”) and provides that the actual bonus pool for 2016 could range from zero to twice the 2016 Base Pool based on our performance in 2016 relative to targets for revenue and non-GAAP adjusted EBITDA (which, as publicly reported by the company, typically excludes non-recurring and/or non-cash items such as ASC 718-related expenses, litigation charges, non-recurring adjustments, changes in the ShipStation earn-out valuation, corporate development / acquisition expenses, and other one-time and non-recurring items). The Compensation Committee increased the size of the 2016 Base Pool to $2.3 million from the $1.8 million 2015 Base Pool because of the overall increase in the size of our company and the scope of responsibilities of our executive management, and because of the increase in the size of comparable companies expected to be used in our 2017 Compensation Decisions that are expected to happen in early 2017.

The latest publicly available guidance issued by us was on February 25, 2016, when we stated that we expected 2016 revenue to be in a range of $290 to $310 million, and 2016 non-GAAP net income per fully diluted share to be in a range of $5.00 to $5.50. The Committee proposed a bonus plan schedule where a 15% increase would be applied to the 2016 Base Pool if the company achieves performance consistent with the mid-point of its public guidance range and the resulting equivalent non-GAAP adjusted EBITDA. The

Committee further proposed a 3% decrease be applied to the 2016 Base Pool if the company achieves performance at the low end of its guidance range and the resulting equivalent non-GAAP adjusted EBITDA. The Committee further proposed a 33% increase be applied to the 2016 Base Pool if the company achieves performance at the high end of its guidance range and the resulting equivalent non-GAAP adjusted EBITDA. To illustrate some possible outcomes of the 2016 Plan, the following table (i) shows the potential aggregate pool resulting under the 2016 Plan if the company achieves a financial outcome at the top end, midpoint, and bottom end of our guidance range and (ii) compares the resulting executive management team total compensation to the total compensation of the 2016 Equilar benchmarks:

Company Performance vs. Public Guidance (1)	Total Resulting Bonus Pool (1)	Total Executive Team Compensation (2)	Change in Total Executive Team Compensation versus 2015 Total Executive Team Compensation (2)	Total Team Compensation vs. 2016 Equilar Benchmarks (3)
Bottom End of Guidance Range ($290 million revenue, $5.00 Non-GAAP EPS)	$2,231,000	$4,986,000	-14%	50th percentile

Midpoint of Guidance Range ($300 million revenue, $5.25 Non-GAAP EPS)	$2,645,000	$5,400,000	-7%	60th percentile

Top End of Guidance Range ($310 million revenue, $5.50 Non-GAAP EPS)	$3,059,000	$5,814,000	+1%	70th percentile
(1)	The Compensation Committee retains the right to change the actual bonus pool in its discretion.
(2)	Total executive management team compensation is projected total base salary plus total incentive-based compensation for all current executive managers as a group, including all named executive officers and others.
(3)	Total executive management team compensation versus 2016 Equilar benchmarks is the ranking of total projected executive management team compensation versus the total of all 2016 Equilar benchmarks for all executive managers that are included under the 2016 Bonus Plan.

This table merely illustrates certain potential outcomes, and does not represent any statement that the guidance given in February 2016 continues to be valid. Our actual results may vary from our prior guidance, and those differences may be material.

•	Equity Incentives. We generally grant equity participation to our executive managers in order to provide direct incentives for them to guide the business toward our long-term goal of increasing stockholder value. Historically, the primary form of equity participation that we awarded our executive management consisted of incentive stock options (ISOs) and non-qualified stock options. We selected this form of equity participation because of the favorable accounting and tax treatments (particularly in past years), and the prevailing convention within the software and technology industry, in which we compete for talent, of providing stock options to executive management employees. When we grant stock options, our practice is for our chief executive officer to meet with the Compensation Committee to discuss appropriate levels of stock option grants for each executive manager. Timing of stock option grants typically relates to (i) new employee hires, (ii) promotions of existing employees, (iii) year-end performance reviews of employees, or (iv) company-wide option grants as deemed appropriate by the Compensation Committee.

We currently do not have specific equity ownership goals relative to benchmarks for our named executive officers. In determining the number of options to be granted to executive officers, the Compensation Committee generally takes into account such factors as the individual’s position and scope of responsibility; the vesting period (and thus, retention value) remaining on the executive’s existing options; the executive’s ability to affect profitability and stockholder value; the individual’s historic and recent job performance; equity compensation for similar positions at comparable companies; and the value of stock options in relation to other elements of total compensation.

On April 9, 2015, pursuant to the 2014 Amendment, the Compensation Committee approved grants of performance-based stock options to purchase an aggregate of 175,000 shares to our executive management related to the March 24, 2015 announcement that we had entered into a definitive agreement with Newell Rubbermaid Inc. to acquire Endicia for $215 million in cash. In doing so, the Committee recognized the significant effort of our executive team through the date of such approval, as well as the prospective significant future effort in executing the deal to close and performing the necessary integration work. The special one-time deal-completion option grants were contingent upon management successfully closing the Endicia deal, and vest in 36 equal monthly installments commencing upon the date of closing of our acquisition of Endicia (that is, November 18, 2015).

•	Post-Termination Compensation Arrangements. We provide post-termination compensation arrangements to certain members of our executive management as we believe that it is important to give them some limited protection in the event they are terminated without cause or terminated following a change in control. Further, it is our belief that the interests of stockholders will be best served if the interests of our executive management are aligned with them, and providing change in control benefits is designed to eliminate, or at least reduce, any reluctance of executive management to pursue potential change in control transactions that may be in the best interests of stockholders, but potentially adverse to management’s employment interests. The cash components of all of our executive management post-termination compensation arrangements, if any, range from three to six months of base salary, and typically also include continuing health benefits during the same period. For example, our chief executive officer and our chief financial officer and co-president each receives six months of base salary following his termination without cause or termination following a change in control. In addition, all unvested options under our stock option plans, including those held by executive management, vest on involuntary termination of employment within 18 months following a change of control.

For information concerning the post termination compensation of our named executive officers, see “Potential Payments Upon Termination or Change-In-Control.”

•	Clawback Policy. On April 24, 2015, our Compensation Committee adopted and has communicated to our executive officers, a “clawback” policy to further align the interests of our executives with stockholders. Under our clawback policy, our Compensation Committee may, in certain cases reduce or cancel, or require recovery of, any executive officer’s annual bonus or long-term incentive compensation award, or portions thereof, if the Board determines that such award should be adjusted because that executive officer has engaged in intentional misconduct that has led to a material restatement of the company’s financial statements.

Other Benefits

As reflected in the Summary Compensation Table, we generally do not provide special perquisites to our executive management. Executive management participates in our standard benefit plans on the same terms as other employees. These plans include medical and dental insurance, 401(k), life insurance, charitable gift matching (limited to 50% matching of up to $200 per employee per year) and our employee stock purchase plan. Relocation benefits for executive officers may also be reimbursed but are individually negotiated when they occur.

Tax and Accounting Considerations.

We record cash compensation as an expense at the time the obligation is accrued. Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 paid in any one year to named executive officers (other than our chief financial officer) is not tax deductible to us unless certain requirements are met. Our current program for the payment of non-equity incentive compensation and additional bonuses does not meet the Section 162(m) requirements necessary to be considered “performance-based,” and, as a result, is included in compensation subject to the $1 million limitation on deductibility. Except for approximately $728,833 in excess of $1 million paid to our chairman of the board and chief executive officer, the cash compensation paid to each of our named executive officers in 2015 was less than $1 million, and, therefore, the deductibility of such compensation was not affected by the limitations of Section 162(m). We retain the flexibility to pay compensation which is not deductible for tax purposes because we believe that doing so permits us to take into consideration factors that are consistent with good corporate governance and the best interests of our shareholders.

In general, income recognized by employees upon the exercise of nonqualified stock options is tax-deductible for us, subject to any limitations that may be imposed by Section 162(m). Gain recognized by an employee with respect to an incentive stock option will not be deductible unless there is a “disqualifying disposition” of the shares by the employee. A disqualifying disposition occurs when an employee sells or disposes of incentive stock option shares within two years after the grant date or within one year after the exercise date. The employee is taxed on the gain, based on stock value at the time of exercise of the incentive stock option, at ordinary income tax rates. In addition, if in the future we grant restricted stock or restricted stock unit awards to named executive officers that vest on a time basis or otherwise are not performance-based for purposes of Section 162(m), they may not be fully deductible by us at the time the award is otherwise taxable to the employee.

We account for equity compensation paid to our executives and employees under the rules of ASC 718, which requires us to estimate and record a non-cash expense over the term of the equity compensation award. The value of a total of 982,667 options granted under the 2014 Amendment and approved by the Board in 2014, subject to stockholder approval (the “Contingent Grants”), was not included in the compensation expense for 2014, because such options had no value, as computed in accordance with ASC 718, until the stockholder approval upon which they were contingent was obtained in June 2015. Accordingly, although the Contingent Grants were made in 2014, we valued the expense based on our stock price in June 2015 when such Contingent Grants were approved by our stockholders. Due to the increase in our stock price between the date of grant and the date of stockholder approval, the Contingent Grants were valued at $42.66 per share, as compared to the $11.84 per share valuation for the other options granted on the same date. The Contingent Grants will result in an aggregate stock-based compensation expense of up to approximately $41.9 million, amortized over the vesting period from October 2015 through September 2017 (up to $5.2 million, $21.0 million and $15.7 million in each of fiscal 2015, 2016 and 2017, respectively).

Forward-Looking Statements

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. You can identify many (but not all) of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this proxy statement. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. We caution you that any forward-looking statements presented in this proxy statement, or that we may make orally or in writing from time to time, are based on beliefs and assumptions made by, and information currently available to, us. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance, and some will inevitably prove to be incorrect. As a result, our actual future results may differ from our expectations, and those differences may be material. We are not undertaking any obligation to update any forward-looking statements. Accordingly, you should use caution in relying on forward-looking statements, which are based on known results and trends at the time they are made, to anticipate future results or trends.

Please refer to the risk factors under “Item 1A. Risk Factors” of our 2015 Annual Report on Form 10-K as well as those described elsewhere in our public filings. The risks included are not exhaustive, and additional factors could adversely affect our business and financial performance. We operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Submitted by the Compensation Committee:

Mohan P. Ananda Lloyd I. Miller, III

SUMMARY COMPENSATION TABLE

The following summary compensation table indicates the total compensation earned during 2015, 2014 and 2013, respectively, by our chief executive officer, chief financial officer and co-president and each of our other three highest compensated executive officers whose total compensation exceeded $100,000 during 2015. The listed individuals are referred to in this proxy statement as the “named executive officers.”

Name and Principal Position	Year	Base Pay	Bonus (1)	Non-Equity Incentive Plan Compensation (1)	Option Awards (2)(3)	All Other Compensation (4)	Total (3)
Ken McBride	2015	$595,833	$100,000	$1,033,000	$8,371,014	$5,300	$10,105,147
Chairman of the Board and	2014	$532,667	$59,542	$590,458	$986,663	$5,200	$2,174,530
Chief Executive Officer	2013	$443,000	$118,689	$438,311	$0	$5,100	$1,005,100

Kyle Huebner	2015	$364,583	$50,000	$520,000	$4,896,500	$5,300	$5,836,383
Chief Financial Officer and	2014	$342,667	$30,229	$299,771	$592,000	$5,200	$1,269,867
Co-President	2013	$304,000	$63,074	$232,926	$0	$5,100	$605,100

James Bortnak	2015	$333,125	$20,000	$467,000	$4,770,400	$5,168	$5,595,693
Co-President and Corp.	2014	$316,167	$31,603	$313,397	$592,000	$5,182	$1,258,349
& Bus. Dev. Officer	2013	$270,667	$70,176	$259,157	$0	$5,100	$605,100

Seth Weisberg	2015	$320,000	$50,000	$440,000	$3,917,200	$5,300	$4,732,500
Chief Legal Officer and	2014	$297,833	$16,947	$168,053	$473,600	$5,200	$961,633
Secretary	2013	$285,500	$33,028	$121,972	$0	$5,100	$445,600

John Clem	2015	$287,083	$20,000	$400,000	$3,917,200	$7,300	$4,631,583
Chief Product &	2014	$263,000	$18,962	$188,038	$473,600	$5,009	$948,609
Strategy Officer	2013	$251,667	$38,356	$141,644	$0	$7,007	$438,674
(1)	Bonuses paid to corporate officers and other executive management consisted of payments under the non-equity incentive plan (the “2015 Plan”) and a special one-time bonus related to the signing of the definitive agreement to acquire Endicia for certain of our executives and other key employees, in the aggregate amount of $280,000 (the “Endicia Deal Bonus”). These bonuses were not covered under the 2015 Plan but rather were special one-time bonuses to recognize extraordinary efforts in the completion of the definitive agreement to acquire Endicia. Pursuant to the 2015 Plan, an aggregate bonus pool of $3,584,000 would have been allocated to the executive management team to be paid out in May 2016. However, at the chief executive officer’s recommendation, the Compensation Committee determined that the $280,000 Endicia Deal Bonus be treated as an advance against the 2015 Plan (even though $20,000 of the Endicia Deal Bonus was not paid to our executive officers), thereby reducing the amount to be paid out in May 2016 by $280,000. Although the $280,000 amount is reflected as a “bonus” in our Summary Compensation Table, the amount of this discretionary bonus was ultimately earned by our executive management under the terms of the 2015 Plan.
(2)	The amounts in this column generally represent the aggregate grant date fair value of option awards granted during 2014 and 2015, computed in accordance with ASC 718. The assumptions for these amounts are included in Note 2 to our audited financial statements included in our Annual Report on Form 10-K for 2015. However, the value of the options granted under the 2014 Amendment and approved by the Board in 2014 (the “Contingent Grants”) was not included in the compensation line for 2014, because such options had no value, as computed in accordance with ASC 718, until the stockholder approval upon which they were contingent was obtained in June 2015. Although the Contingent Grants were made in 2014, we valued the expense based on our stock price in June 2015 when such Contingent Grants were approved by our stockholders.

(3)	Due to the increase in our stock price between the date of grant and the date of stockholder approval, the Contingent Grants were valued at $42.66 per share, as compared to the $11.84 per share valuation for the other options granted on the same date. As a result, the Contingent Grants to Messrs. McBride, Huebner, Bortnak, Weisberg and Clem accounted for $7,110,014, $4,266,000, $4,266,000, $3,412,800 and $3,412,800, respectively, of their option award amounts in 2015. In the aggregate, the Contingent Grants will result in stock-based compensation expense of up to approximately $41.9 million, including the $22.5 million attributable to our named executive officers.
(4)	Consists of contributions to our 401(k) plan that we made on behalf of each named executive officer to match a portion of his elective deferred contributions to such plan. In addition, this includes amounts of $2,000 paid to John Clem in each of 2013 and 2015 related to patent inventor bonuses.

GRANTS OF PLAN-BASED AWARDS

The following table provides information with respect to grants of plan-based awards made during 2015 to the named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Option (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (6)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)(4)
Ken McBride	4/9/2015	$416,794	$595,420	$1,190,840	50,000	$66.28	$1,261,000

Kyle Huebner	4/9/2015	$211,603	$302,290	$604,580	25,000	$66.28	$630,500

James Bortnak	4/9/2015	$221,221	$316,031	$632,061	20,000	$66.28	$504,400

John Clem	4/9/2015	$132,733	$189,618	$338,931	20,000	$66.28	$504,400

Seth Weisberg	4/9/2015	$118,626	$169,466	$338,931	20,000	$66.28	$504,400
(1)	Under the 2015 Plan, seven members of our executive management, including our named executive officers, were eligible for cash bonus awards to be paid in 2016. The 2015 Plan set a base level aggregate bonus pool, the 2015 Base Pool, and provided that the actual bonus pool for 2015 could range from zero to twice the 2015 Base Pool, based on our performance in 2015 relative to targets for revenue and adjusted EBITDA (which, as we have publicly reported, typically excludes non-recurring and/or non-cash items such as ASC 718-related expenses, litigation charges, non-recurring adjustments, changes in the ShipStation earn-out valuation, corporate development / acquisition expenses, and other one-time and non-recurring items), with certain adjustments applied to the components of revenue and EBITDA based on which business unit had generated it (the “2015 Plan Adjustments”). The Compensation Committee set the amount of the 2015 Base Pool at $1,800,000, so that, if our executive management performed at a reasonable level, as a group they would receive a total cash compensation for 2015 at approximately the 71st percentile of the then applicable Equilar Benchmarks. Pursuant to the 2015 Plan, the total bonus pool for 2015 ended up 199.1% of the 2015 Base Pool, due to our 2015 results exceeding certain targets. For additional information about the 2015 Plan, see “—Compensation Discussion and Analysis—Non-equity Incentive Plan Compensation,” and for actual amounts to be paid under the 2015 Plan for 2015, which will be paid in May 2016, see “—Summary Compensation Table.”
(2)	The amounts in this column assume (i) an aggregate bonus pool equal to 70% of the 2015 Base Pool, which would have resulted from an actual 2015 financial outcome at the low end of our February 2015 public guidance range, with the 2015 Plan Adjustments, for revenue and non-GAAP adjusted earnings per fully diluted share and the resulting equivalent non-GAAP adjusted EBITDA (note that our public guidance range was subsequently changed at various times throughout fiscal 2015), and this would have been equivalent to $160 million in total revenue and $2.50 in non-GAAP adjusted EBITDA earnings per fully diluted share, with the 2015 Plan Adjustments; and (ii) that each named executive officer received the same percentage share of the bonus pool that he received under the 2014 bonus plan. However, no individual named executive officer was guaranteed any minimum amount, so the amount could in fact be zero.
(3)	The amounts in this column assume (i) an aggregate bonus pool equal to 100% of the 2015 Base Pool, which would have resulted from an actual 2015 financial outcome at the mid-point of our February 2015 public guidance range of $170 million in total revenue and $2.70 in non-GAAP earnings per fully diluted share and the resulting equivalent non-GAAP adjusted EBITDA (note that our public guidance range was subsequently changed at various times throughout fiscal 2015), with Special Adjustments; and (ii) that each named executive officer received the same percentage share of the bonus pool that he received under the 2014 bonus plan. However, no individual named executive officer was guaranteed any minimum amount, so the amount could in fact be zero.

(4)	The amounts in this column assume the maximum possible bonus pool of 200% of the 2015 Base Pool and that each named executive officer received the percentage share of the bonus pool that he received under the 2014 bonus plan. However, in the unlikely event that no other member of executive management received any bonus, and the Compensation Committee did not adjust the bonus pool as a result, any individual named executive officer could in theory be awarded the total amount of the bonus pool.
(5)	These option awards issued under the 2010 Equity Incentive Plan, as amended by the 2014 Amendment, vest monthly in equal parts over a 36 month period and the first vesting date was November 19, 2015 following the close of the Endicia acquisition. These option awards do not include the Contingent Grants, because they were granted in 2014, although we did not start to recognize the stock-based compensation expense until stockholder approval of such grants was obtained in 2015.
(6)	The amounts in this column represent the aggregate grant date fair value of option awards granted during 2015 computed in accordance with ASC 718. The assumptions for these amounts are included in Note 2 to our audited financial statements included in our Annual Report on Form 10-K for 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on outstanding stock options held by the named executive officers at December 31, 2015:

	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Name

Kenneth McBride	27,779		—		12.55	5/20/2021
	83,333	(1)	—		32.41	9/19/2024
	20,830	(2)	145,837	(2)	32.41	9/19/2024
	1,388	(3)	48,612	(3)	66.28	4/9/2025

Kyle Huebner	24,306		—		12.55	5/20/2021
	50,000	(1)	—		32.41	9/19/2024
	12,498	(2)	87,502	(2)	32.41	9/19/2024
	694	(3)	24,306	(3)	66.28	4/9/2025

James Bortnak	5,015	(1)	—		32.41	9/19/2024
	7,498	(2)	87,502	(2)	32.41	9/19/2024
	555	(3)	19,445	(3)	66.28	4/9/2025

John Clem	8,699		—		12.55	5/20/2021
	40,000	(1)	—		32.41	9/19/2024
	9,998	(2)	70,002	(2)	32.41	9/19/2024
	555	(3)	19,445	(3)	66.28	4/9/2025

Seth Weisberg	6,096		—		12.55	5/20/2021
	36,915	(1)	—		32.41	9/19/2024
	9,998	(2)	70,002	(2)	32.41	9/19/2024
	555	(3)	19,445	(3)	66.28	4/9/2025
(1)	These option awards issued under the 2010 Equity Incentive Plan vested in equal monthly installments over a 12 month period from October 19, 2014 through September 19, 2015.
(2)	These option awards issued under the 2014 Amendment vest monthly in equal monthly installments over a 24 month period and the first vesting date was October 19, 2015. The grants will fully vest on September 19, 2017.
(3)	These performance-based option awards issued under the 2014 Amendment vest monthly in equal monthly installments over a 36 month period commencing on the November 18, 2015 closing date for our acquisition of Endicia. The grants will fully vest on October 18, 2018.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2015 by each of our named executive officers. None of our named executive officers holds any restricted shares of our common stock.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Ken McBride	—	—
Kyle Huebner	—	—
James Bortnak	49,985	$2,518,623
John Clem	7,968	$460,213
Seth Weisberg	117,826	$6,366,570
(1)	Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Messrs. McBride, Huebner, Bortnak and Weisberg have entered into separation agreements with us such that in the event of (i) an involuntary termination by us without cause or (ii) a resignation by the executive or termination by us following a change of control, these officers will receive six months’ salary and benefits. The change of control payment will occur upon (y) any involuntary termination of employment following the change of control or (z) resignation within two to nine months following the change of control by these named executive officers. Except in the event of a change of control, no amounts would be due to any of our named executive officers in the event of a resignation or termination with cause. The information below reflects the estimated value of the compensation to be paid by us to each of these officers in the event of an involuntary termination without cause or a termination or resignation following a change in control. The amounts shown below assume that the triggering events occurred on December 31, 2015. The actual amounts that would be paid can only be determined at the time of the actual triggering event.

Name	Payment Upon Termination without Cause or Termination or Resignation Following Change in Control (1)
Ken McBride	$314,287
Kyle Huebner	$195,537
James Bortnak	$179,162
Seth Weisberg	$173,787
(1)	Assumes a monthly value of $1,964 for continued benefits.

In addition, our stock option plans provide that any optionee, including our named executive officers, whose service is “involuntarily terminated” within 18 months following a “change in control”, will have any unvested options that were assumed by the successor corporation become fully exercisable. A “change in control” is defined as the first to occur of: (i) any one person or entity or more than one person or entity acting as a group becoming the “beneficial owner” (as used in Section 13(d) of the Exchange Act) of more than 50% of the voting power of our capital stock; (ii) our Board ceasing to include a majority of members who either were on our Board two years prior to the relevant date or whose appointment, or nomination for election, to our Board was approved by a vote of a majority of the directors then in office; and (iii) any person, entity or group, subject to certain exceptions, acquiring, during any twelve month period, assets from us that have a fair market value greater than 50% of the total fair market value of all of our assets immediately before the acquisition or acquisitions. “Involuntary termination” is defined as the optionee’s involuntary dismissal or discharge by us for reasons other than misconduct, or the optionee’s voluntary resignation following: (i) a change in his or her position with us which materially reduces his or her responsibilities; (ii) a reduction in his or her level of compensation by more than 15%; or (iii) a relocation of the optionee’s place of employment by more than 50 miles, and this change, reduction or relocation is effected without the optionee’s consent.

Assuming triggering events occurred on December 31, 2015, the following amounts would then be accelerated as a result of the acceleration of stock options for our named executive officers based on a closing stock price of $109.61 on December 31, 2015.

Name	Options Accelerated Upon Involuntary Termination following Change in Control (1)
Ken McBride	$13,364,974
Kyle Huebner	$7,808,333
James Bortnak	$7,597,706
John Clem	$6,246,706
Seth Weisberg	$6,246,706
(1)	Based on the fair market value of our common stock on December 31, 2015 minus the exercise price and does not reflect proceeds actually received by the named executive officer.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of April 12, 2016, by (i) all persons who are beneficial owners of 5% or more of our common stock, (ii) each director and nominee for director, (iii) our named executive officers and (iv) all current directors and executive officers as a group. We have relied upon information provided to us by our directors and executive officers and copies of documents sent to us that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Unless otherwise indicated, the address of each beneficial owner listed below is c/o Corporate secretary, Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245. The percentage of ownership is based on 17,463,154 shares of our common stock issued and outstanding on April 12, 2016. Shares of our common stock issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days after April 12, 2016 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentages of Shares Beneficially Owned
Kenneth McBride (1)	181,358	1.03%
Kyle Huebner (2)	113,714	*
John Clem (3)	79,913	*
James Bortnak (4)	22,784	*
Seth Weisberg (5)	81,078	*
Mohan P. Ananda (6)	741,524	4.13%
G. Bradford Jones (7)	102,286	*
Lloyd I. Miller (8)	638,640	3.65%

Other 5% Stockholders:

FMR LLC (9)	2,347,918	13.44%
82 Devonshire Street
Boston, Massachusetts 02109

BlackRock, Inc. (10)	1,360,441	7.79%
40 East 52nd Street
New York, NY 10022

The Vanguard Group (11)	892,405	5.11%
100 Vanguard Blvd.
Malvern, PA 19355

All directors and executive offers as a group (10 people) (12)	2,072,134	11.46%
*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.
(1)	Includes 167,797 shares issuable upon exercise of options that are presently exercisable or will become exercisable within 60 days of April 12, 2016.
(2)	Includes 97,662 shares issuable upon exercise of options that are presently exercisable or will become exercisable within 60 days of April 12, 2016.
(3)	Includes 78,694 shares issuable upon exercise of options that are presently exercisable or will become exercisable within 60 days of April 12, 2016.

(4)	Includes 21,691 shares issuable upon exercise of options that are presently exercisable or will become exercisable within 60 days of April 12, 2016.
(5)	Includes 61,910 shares issuable upon exercise of options that are presently exercisable or will become exercisable within 60 days of April 12, 2016.
(6)	20,000 shares issuable upon exercise of options directly held by Mr. Ananda that are presently exercisable or will become exercisable within 60 days of April 12, 2016.
(7)	Includes 45,000 shares issuable upon exercise of options directly held by Mr. Jones that are presently exercisable or will become exercisable within 60 days of April 12, 2016.
(8)	The 638,640 shares beneficially owned includes: 190,399 shares held directly by Mr. Miller; 20,000 shares issuable upon exercise of options directly held by Mr. Miller that are presently exercisable or will become exercisable within 60 days of April 12, 2016; 105,350 of the shares beneficially owned by Mr. Miller are owned of record by Trust A-4; 38,019 of the shares beneficially owned by Mr. Miller are owned of record by Milfam I L.P.; 203,915 of the shares beneficially owned by Mr. Miller are owned of record by Milfam II L.P.; 1,000 of the shares beneficially owned by Mr. Miller are owned of record by Lloyd IV UGMA; 1,000 of the shares beneficially owned by Mr. Miller are owned of record by AMIL; 59,037 of the shares beneficially owned by Mr. Miller are owned of record by a Trust Account; 10,539 of the shares beneficially owned by Mr. Miller are owned of record by Milgrat(Z9) and 9,381 of the shares beneficially owned by Mr. Miller are owned of record by Trust C.
(9)	Information regarding FMR LLC’s beneficial ownership is based solely on a Schedule 13G/A it filed with the SEC on February 12, 2016. Abigail P. Johnson, as Director, Vice Chairman, CEO and President of FMR LLC, as well as through her family’s ownership of 49% of the voting power of FMR LLC and her being party to a shareholders’ voting agreement among all holders of FMR LLC’s Series B voting common shares, may be deemed to share beneficial ownership of the shares of our common stock held by FMR LLC.
(10)	Information regarding Blackrock, Inc.’s beneficial ownership is based solely on a Schedule 13G/A it filed with the SEC on January 27, 2016. BlackRock, Inc. shares beneficial ownership with a number of its subsidiaries, none of which individually beneficially owns 5% or more of our outstanding common stock, except for BlackRock Fund Advisors.
(11)	Information regarding The Vanguard Group’s beneficial ownership is based solely on a Schedule 13G it filed with the SEC on February 10, 2016. Various registered investment companies advised by The Vanguard Group, Inc. have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our common stock, although no single such company’s interest in our common stock is more than five percent of the total outstanding.
(12)	Includes an aggregate of 614,691 shares issuable upon exercise of options that are presently exercisable or will become exercisable within 60 days of April 12, 2016.

AUDIT COMMITTEE REPORT

The information contained in this section shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically request that this information be treated as soliciting material or specifically incorporate this information by reference).

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2015 included in our Annual Report on Form 10-K for that year.

Review with Management

The Audit Committee has reviewed and discussed these audited financial statements with our management.

Review and Discussions with Independent Auditors

The Audit Committee has discussed with our independent auditors, Ernst & Young LLP, the matters required to be discussed under Auditing Standard No. 16, Communications with Audit Committees (AS16), adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees, regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Conclusion

Based on the review and discussions referred to above in this report, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee
of the Board of Directors

Mohan Ananda
G. Bradford Jones
Lloyd I. Miller, III

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Review and Ratification of Related Party Transactions

We have an informal policy requiring that all related party transactions be submitted to our Audit Committee members not involved in the transaction for review and advance approval. The Audit Committee is empowered to collect and review all material facts and all necessary data for each related party transaction. After review, the Audit Committee will only approve or ratify the transactions that are in, or are not inconsistent with, our best interests and the best interests of our stockholders, as the Audit Committee determines in good faith.

Transactions with Mr. Ananda

Under our initial agreements with Mr. Ananda, we own all of the intellectual property developed by Mr. Ananda during the course of his employment and all of the intellectual property he developed for us before his formal employment began. Mr. Ananda resigned as our chief executive officer on January 1, 1999. In May 1999, we entered into a separation agreement and a license agreement with Mr. Ananda to formalize his resignation and to redefine his intellectual property rights. The license agreement reaffirms our ownership of the intellectual property invented by Mr. Ananda prior to and during his employment. In addition, the license agreement clarifies and narrows Mr. Ananda’s field of use restrictions to limit his license to a few narrowly defined electronic commerce applications that do not compete with our Internet postage service.

Indemnification of Directors and Officers

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we entered into separate indemnification agreements with certain of our directors and officers. These agreements require us, among other things, to indemnify our directors and officers against expenses (including attorneys’ fees), judgments, fines and settlements paid by those individuals in connection with any action, suit or proceeding arising out of their status or service as our director or officer (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred in connection with any proceeding against them with respect to which they may be entitled to indemnification by us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which requires them to file with the SEC reports with respect to their ownership of our common stock and their transactions in our common stock and to furnish us with copies of those reports. Based solely on a review of copies of reports filed with the SEC under Section 16(a) and submitted to us and on written representations by certain of our directors and executive officers, we believe that all of our directors, executive officers and greater-than-10% stockholders filed all such required reports on a timely basis during 2015.

OTHER MATTERS

Other Matters to be Presented for Voting at the Annual Meeting

We know of no other matters that will be presented for consideration for voting at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board may recommend. Subject to SEC rules, discretionary authority with respect to other matters is granted by the execution of the enclosed proxy, unless you specifically withhold that power.

Annual Report

A copy of our annual report for 2015 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material. Our annual report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the Securities and Exchange Commission.

Form 10-K

We filed an annual report on Form 10-K for 2015 with the SEC on February 29, 2016. You may obtain a copy of that report, without charge, by writing to Investor Relations at Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245, or you can access copies of all our Securities and Exchange Commission filings on our website at http://investor.stamps.com/edgar.cfm.

By Order of the Board of Directors:

/s/ Ken McBride

Ken McBride, Chief Executive Officer

May 6, 2016

Annex A
(Board of Directors Compensation Peer Groups)

The following companies are included in our compensation benchmark group used for our Board of Directors compensation:

Company
AMERICAN SOFTWARE INC
APPLIED MICRO CIRCUITS CORP
BLACK DIAMOND INC
CALAMP CORP.
CAVIUM INC.
COMMUNICATIONS SYSTEMS INC
DICE HOLDINGS INC
DSP GROUP INC
EBIX INC
ELECTRO SCIENTIFIC INDUSTRIES INC
EXAR CORP
HURCO COMPANIES INC
ICG GROUP INC
INCONTACT INC
INNOTRAC CORP
KEYNOTE SYSTEMS INC
KEYW HOLDING CORP
KVH INDUSTRIES INC
LIMELIGHT NETWORKS INC
LTX-CREDENCE CORP
MATTSON TECHNOLOGY INC
MINDSPEED TECHNOLOGIES INC
MONOLITHIC POWER SYSTEMS INC
PARK ELECTROCHEMICAL CORP
PLX TECHNOLOGY INC
RUDOLPH TECHNOLOGIES INC
SEACHANGE INTERNATIONAL INC
SIGMA DESIGNS INC
SOURCEFIRE INC
ULTRATECH INC
VASCO DATA SECURITY INTERNATIONAL INC
VICOR CORP
VITESSE SEMICONDUCTOR CORP
VOCUS INC
VOLTERRA SEMICONDUCTOR CORP
XO GROUP INC
ZHONE TECHNOLOGIES INC
ZYGO CORP

Annex B
(Selected Compensation Peer Groups)

The following companies are included in our compensation benchmark groups used for our 2016 Compensation Decisions (all data from Equilar as of April 2016).

•	For our chairman and chief executive officer:
Company
COMMVAULT SYSTEMS INC
EBIX INC
ENGHOUSE SYSTEMS LTD.
FAIRCHILD SEMICONDUCTOR INTERNATIONAL INC
FIREEYE, INC.
FLEETMATICS GROUP PLC
IMPERVA INC
LITTELFUSE INC /DE
MENTOR GRAPHICS CORP
PLEXUS CORP
SHENANDOAH TELECOMMUNICATIONS CO
SUNPOWER CORP
WESCO INTERNATIONAL INC
•	For our chief financial officer and co-president:
Company
2U, INC.
ACI WORLDWIDE, INC.
ACXIOM CORP
ADVENT SOFTWARE INC /DE/
ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.
AMBARELLA INC
AMKOR TECHNOLOGY INC
ANIXTER INTERNATIONAL INC
ASPEN TECHNOLOGY INC /DE/
ATLANTIC TELE NETWORK INC /DE
AVX CORP
BELDEN INC.
BENCHMARK ELECTRONICS INC
BGC PARTNERS, INC.
CACI INTERNATIONAL INC /DE/
CELESTICA INC
CIENA CORP
CIRRUS LOGIC INC
COHERENT INC
COMMVAULT SYSTEMS INC

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
CONVERGYS CORP
CRAY INC
CREE INC
CSG SYSTEMS INTERNATIONAL INC
CUBIC CORP /DE/
CYPRESS SEMICONDUCTOR CORP /DE/
DESCARTES SYSTEMS GROUP INC
EBIX INC
ELLIE MAE INC
ENDURANCE INTERNATIONAL GROUP HOLDINGS, INC.
ENTEGRIS INC
EVERTEC, INC.
FAIRCHILD SEMICONDUCTOR INTERNATIONAL INC
FIREEYE, INC.
FLEETMATICS GROUP PLC
GODADDY INC.
GRUBHUB INC.
HUBSPOT INC
IMPERVA INC
INFINERA CORP
INOVALON HOLDINGS, INC.
INSIGHT ENTERPRISES INC
INTEGRATED DEVICE TECHNOLOGY INC
INTERDIGITAL, INC.
INTERSIL CORP/DE
J2 GLOBAL, INC.
LIFELOCK, INC.
LITTELFUSE INC /DE
LOGITECH INTERNATIONAL SA
LOGMEIN, INC.
LORAL SPACE & COMMUNICATIONS INC.
M/A-COM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
MACDONALD, DETTWILER AND ASSOCIATES LTD.
MANITOBA TELECOM SERVICES INC.
MANTECH INTERNATIONAL CORP
MEDASSETS INC
MEDIDATA SOLUTIONS, INC.
MELLANOX TECHNOLOGIES, LTD.
MENTOR GRAPHICS CORP

METHODE ELECTRONICS INC
MICROSTRATEGY INC
MKS INSTRUMENTS INC
MONOLITHIC POWER SYSTEMS INC
NETSCOUT SYSTEMS INC
NIC INC
OMNIVISION TECHNOLOGIES INC
OSI SYSTEMS INC
Orbitz Worldwide, Inc.
PEGASYSTEMS INC
PLANTRONICS INC /CA/
PLEXUS CORP
PMC SIERRA INC
POLYCOM INC
PREMIER, INC.
PROOFPOINT INC
QLOGIC CORP
RAMBUS INC
RINGCENTRAL INC
ROVI CORP
RUCKUS WIRELESS INC
SANMINA CORP
SCANSOURCE INC
SCIENCE APPLICATIONS INTERNATIONAL CORP
SEMTECH CORP
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VERINT SYSTEMS INC
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VIRTUSA CORP
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•	For our chief legal officer and secretary:
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VERINT SYSTEMS INC
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CIENA CORP
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ANNEX C
(2016 Amendment to the 2010 Equity Incentive Plan)

2016 AMENDMENT
TO THE
STAMPS.COM INC. 2010 EQUITY INCENTIVE PLAN

Pursuant to Section 20.2 of the Stamps.com Inc. 2010 Equity Incentive Plan, as amended to date (the “Plan”), and the action of the Board of Directors of Stamps.com Inc. (the “Company”), the Company hereby adopts this Amendment to the Plan. This Amendment is effective April 28, 2016. Capitalized terms used in this Amendment, but not defined herein, shall have the respective meanings for such terms set forth in the Plan.

The Plan is amended in the following respects only:

1.	A new definition is added to Section 2 of the Plan to read as follows:

“2016 Plan Amendment” means the amendment to this Plan adopted by action of the Board effective April 28, 2016, increasing the number of shares of Stock and Stock equivalents reserved and available for the grant of Awards under this Plan as set forth in Section 3.1.

2.	The first sentence of Section 3.1 of the Plan is amended to read as follows:

The maximum aggregate number of shares of Stock and Stock equivalents reserved and available for the grant of Awards under this Plan is the three million five hundred thousand (3,500,000) shares originally set forth in this Plan plus the additional two million one hundred thousand (2,100,000) shares added by the 2014 Plan Amendment, plus an additional one million two hundred thousand (1,200,000) shares added by the 2016 Plan Amendment, in each case calculated in accordance with Section 3.2.

3.	Section 21.2A is added to the Plan to read as follows:

21.2A. Stockholder Approval of 2016 Plan Amendment. The 2016 Plan Amendment is subject to approval by the stockholders of the Company within twelve (12) months after the effective date of the 2016 Plan Amendment. No Awards of Restricted Stock or Restricted Stock Units may be granted (or any other issuances of shares of Stock made) with respect to the shares of Stock added to the Plan by the 2016 Plan Amendment unless and until such stockholder approval is obtained. Awards of Options and Stock Appreciation Rights may be granted with respect to the shares of Stock added to the Plan by the 2016 Plan Amendment prior to such stockholder approval, provided that any such Options and Stock Appreciation Rights may not be exercised or become exercisable unless and until such stockholder approval is obtained. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

Executed on April 28, 2016, at El Segundo, California.

STAMPS.COM INC.

By:

Title:

Annual Meeting of Stockholders, June 13, 2016

The undersigned stockholder of Stamps.com Inc. hereby revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 13, 2016 and the Proxy Statement, each dated May 6, 2015, and hereby appoints each of Kenneth McBride and Seth Weisberg, or either of them, as proxy and attorney-in-fact of the undersigned, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2016 Annual Meeting of Stockholders and to vote all shares of common stock of STAMPS.COM INC. (the "Company") that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2016 Annual Meeting of Stockholders to be held at Stamps.com Inc., 1990 E. Grand Avenue, El Segundo, CA 90245 on June 13, 2016 at 10:00 a.m. Pacific Daylight Savings Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Mohan P. Ananda	FOR __________	WITHHOLD AUTHORITY TO VOTE __________

2. To approve, on an advisory basis, the Company's executive compensation

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

4. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2016.

FOR AGAINST ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR LISTED ABOVE, FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY'S EXECUTIVE COMPENSATION, FOR APPROVAL OF THE 2016 AMENDMENT TO THE STAMPS.COM INC. 2010 EQUITY INCENTIVE PLAN, AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR 2016. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTER THAT MAY PROPERLY BE BROUGHT BEFORE THE ANNUAL MEETING OF WHICH THE BOARD OF DIRECTORS DID NOT HAVE NOTICE PRIOR TO FEBRUARY 14, 2016. MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT ☐

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Please print the name(s) appearing on each share certificate over which you have voting authority. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both must sign and date.

____

(Print name(s) exactly as on certificate)

Please sign your name and date: ____________________________ Date: ______________

(Authorized Signature)

Date:

(Authorized Signature)